As filed with the Securities and Exchange Commission on November 13, 2007.
Registration Statement No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

KODIAK ENERGY, INC.
(Exact name of registrant as specified in its charter)
________________

Delaware	1381	65-0967706
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)
________________

734 7th Avenue S.W.
Calgary, Alberta, Canada T2P 3P8
403-262-8044
(Address and telephone number of principal executive offices)
________________

Mark Hlady, Chief Executive Officer
Kodiak Energy, Inc.
734 7th Avenue S.W.
Calgary, Alberta, Canada T2P 3P8
403-262-8044
(Name, address and telephone number of agent for service)
________________

Copies to:
Andrew D. Hudders, Esq.
Golenbock Eiseman Assor Bell & Peskoe
437 Madison Avenue– 40th Floor
New York, NY 10022
Telephone: (212) 907-7300 (x7349)
Facsimile (212) 754-0330

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price (1)Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	13,407,670	$3.44(2)	$ 46,122,384.80	$ 1,415.96
Common stock issuable on exercise of outstanding warrants(1)	332,480	$2.50(3)	$ 831,200	$ 25.52
Common stock issuable on exercise of outstanding warrants(1)	180,134	$3.00(3)	$ 540,402	$ 16.60
TOTAL PAID				$ 1,458.08

(1)	Pursuant to Rule 416, also being registered are such additional securities as may become issuable pursuant to anti-dilution provisions of the common stock purchase warrants.

(2)
Pursuant to Rule 457(c), because the securities to be registered are subject to fluctuating market prices, the fee is calculated on the basis of the average of the bid and asked prices of the common stock on November 8, 2007.

(3)	Pursuant to 457(g), the fee is calculated on the exercise price of the warrants.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED NOVEMBER 13, 2007

KODIAK ENERGY, INC.

13,920,284 Shares of Common Stock

This prospectus covers up to 13,407,670 shares of common stock of Kodiak Energy, Inc. that are issued and outstanding on the date hereof and up to 512,614 shares of common stock of Kodiak that may be issued upon exercise of issued and outstanding common stock purchase warrants, that may be offered for sale by, or otherwise disposed for the account of, the selling stockholders set forth under the heading “Selling Stockholders” beginning on page 37.  The shares of common stock were issued in offerings to the selling stockholders that complied with the requirements of Regulation S, promulgated under the Securities Act of 1933.

The shares of common stock are traded on the OTC Bulletin Board under the symbol KDKN:BB.  The last sale price of the common stock on November 8, 2007 was $ 3.44.

Kodiak will not receive any proceeds from the sale or other disposition of the shares by the selling stockholders.  To the extent that any of the common stock purchase warrants are exercised, Kodiak will receive the exercise price paid for the shares of common stock purchased thereunder.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2007

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Summary

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us

We are a petroleum and natural gas exploration and development company. Our primary objective is to identify, acquire and develop working interests in underdeveloped petroleum and natural gas prospects. We are focused on prospects located in Canada and the United States.

The prospects we hold are generally under leases and include partial and full working interests. In some instances, Kodiak is the operator and in others it is obligated to perform certain seismic and exploratory well drilling for its interests.  In some instances, additional seismic and drilling activity will result in additional working interests or is required to maintain the current percentage interests.  The prospects are subject to varying royalties due to the state, province or federal governments and, in some instances, to the seller of the prospect.

The company plans to engage in seismic data collection and well drilling programs on a number of prospects in which it has an interest or right to acquire percentage interests over the next two years.  Drilling programs will be conducted where the seismic data supports the effort and expense and further drilling will be based on the results of initially drilled wells.

A number of the prospects are located in the vicinity of petroleum and natural gas infrastructure, most importantly the ability to tie-in to existing or planned pipelines.  This will be important in lowering the overall cost of development and selling any natural resources located in a prospect.

Recent Developments

Sale of Common Stock

On September 28, 2007, October 3, 2007, October 30, 2007 and November 1, 2007, Kodiak held closings in which it sold an aggregate of 6,407,670 shares of common stock for gross proceeds of $17,145,010.  The shares were sold at $2.50 per share and $3.00 per share, the latter being sold on the basis that Kodiak would provide the purchaser a Canadian tax flow through advantage based on the Canadian Exploration Expense Deduction under the Canada Income Tax Act, related to Kodiak generated tax credits.  The offering was made exclusively outside the United States, in an offering that qualified under Regulation S, to investors in Canada and Europe which met certain sophisticated, institutional or local accredited investor standards, as applicable.

Research Capital Corporation ("Research") acted as the exclusive placement agent for the offering. Research was paid fees and commissions which in the aggregate totaled 8.0% of the gross proceeds to Kodiak in the offering, or approximately $1,371,601.  Research was also granted options to purchase, until March 28, 2009, (i) 220,480 shares of common stock at a purchase price of $2.50 per share and (ii) 149,334 shares of common stock at a purchase price of $3.00 per share; until April 3, 2009, 26,800 shares of common stock at a purchase price of $3.00 per share; until April 30, 2009, (i) 80,000 of common stock at a purchase price of $2.50 per share and (ii) 4,000 shares of common stock at a purchase price of $3.00 per share and, until May 1, 2009, 32,000 shares of common stock at a purchase price of $2.50 per share.  Research has been granted a right of first refusal for future securities offerings in Canada and investment banking and advisory rights for a period of 18 months.

Kodiak will seek a listing on the Toronto Exchange for its common stock.  If Kodiak does not have such listing in place by December 28, 2007, then it will pay in cash to the investors a penalty amount of 2% per month until such listing is achieved.  The penalty provision is not limited as to time or amount.  There can be no assurance that the listing of the common stock on the TSXV will be obtained prior to the December 28, 2007, or ever. The initial application materials were filed on September 27, 2007, and Kodiak intends to pursue the listing vigorously.

All the shares issued in the offering and issuable to Research will be subject to a four month sale restriction period in Canada from the date of issuance.

Acquisition of Petroleum and Natural Gas Assets

On September 28, 2007, Kodiak entered into a purchase and sale agreement with Thunder River Energy Inc., a body corporate, registered to carry on business in the Province of Alberta (“Thunder”), and CIMA Holdings Inc., a New Mexico Corporation (“CIMA”), to acquire specified petroleum and natural gas assets in the Northwest Territories, Canada and New Mexico, United States.  The purchase price for all the assets will be an aggregate of up to $27,000,000.  The purchase price is payable to Thunder as follows: (i) $100,000 by way of deposit previously paid, (ii) $900,000 paid at closing, (iii) the issuance to Thunder of 7,000,000 shares of common stock of Kodiak at closing, and (iv) the issuance to Thunder of up to a further 6,000,000 shares of common stock of Kodiak from time to time on the completion of various milestones set forth in the purchase agreement.  The purchase price is subject to audit adjustments made prior to 90 days after the closing date.

The petroleum and natural gas rights representing the assets include a 43% working interest in an exploration license in the Northwest Territories, Canada, all the petroleum and natural gas rights in approximately 55,000 acres of New Mexico, United States, a 6.25% ownership interest of 84Km of seismic data and all the vendors’ records, files and documents directly relating to the assets.

Company Structure

Kodiak Energy, Inc. has its principal executive offices located at 734 7th Avenue S.W. Calgary, Alberta T2P 3P8. Our telephone number is (403) 262-8044. We maintain a website at www.kodiakpetroleum.com.

On December 27, 2004, we changed our name from Island Critical Care to Kodiak Energy, Inc (“Kodiak”) and entered the petroleum and natural gas business.  On October 21, 2005 we incorporated Kodiak Montana.  On September 27, 2005 we incorporated Kodiak  Petroleum, ULC.  On April 18 2006 we incorporated Kodiak Petroleum (Utah), Inc.

Corporate History

We were incorporated in Delaware on December 15, 1999. Our initial business was the sale of medical devices. We completed our initial public offering on January 12, 2001 by filing a Form SB-2 with the Securities and Exchange commission to register the sale of common stock.  On December 22, 1999, we merged with Island Critical Care Corp., an inactive Florida corporation.  The purpose of this merger was to effect a change in the domicile of the Florida Corporation to Delaware.  Island Critical Care Corp. (a Florida corporation), was originally incorporated on March 15, 1996 under the name 9974 Holdings Inc., and subsequently changed its name from 9974 Holdings Inc. to Ontario Midwestern Railway Co. Inc, and finally the Florida Corporation's name was changed to Midwestern Railway Co. Inc. All three changes in name of the Florida Corporation were completed prior to its merger with the Delaware Corporation.  On January 13, 2000, we merged with Island Critical Care Corporation, an Ontario Corporation.  On February 5, 2003 the Company filed a petition for bankruptcy in the District of Prince Edward Island, Division No. 01-Prince Edward Island Court No. 1713, Estate No. 51-104460.  The company emerged from Bankruptcy pursuant to a court order on April 7, 2004, with no assets and no liabilities.  Upon emergence from bankruptcy the company adopted Fresh Start Accounting pursuant to SOP 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.”

Risk Factors

You should consider carefully the following risks before you decide to invest in our common stock.

We have a history of net operating losses, and we may not achieve profitability which will adversely impact the value of an investment in the company.

Kodiak has a history of net operating losses, and it will need to significantly increase annual revenue to achieve profitability.  We may not be able to do so.  Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.  There can be no assurance that future operations will be profitable.  Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our operations. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Expansion of our operations will require significant capital expenditures, which if not obtained, will result in a reduced value of our assets and loss of business opportunity.

Although we believe our existing capital resources are sufficient to sustain our current level of operations, our business model contemplates expansion of our business by identifying, acquiring and developing additional petroleum and natural gas properties. We intend to largely rely on external sources of financing to meet the capital requirements associated with the acquisition and expansion of our petroleum and natural gas operations. We plan to obtain the future funding that we will need through the debt and equity markets, but we cannot assure investors that we will be able to obtain additional funding when it is required or that it will be available to us on commercially acceptable terms.  We also intend to make offers to acquire petroleum and natural gas properties in the ordinary course of our business. If these offers are accepted, our capital needs will increase substantially. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to acquire new petroleum and natural gas properties or default on existing funding commitments to third parties and forfeit or dilute our rights in existing petroleum and natural gas property interests.  If we cannot raise funds on acceptable terms, we will not be able to execute on our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations and limit our ability to implement our business plan.

Our future performance is dependent, in part, upon our ability to identify, acquire and develop petroleum and natural gas properties.

Our future performance depends, in part, on our ability to find, develop and acquire petroleum and natural gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, we will not be able to develop reserves or generate revenues. We need to find such assets because, as typical in the business, many prospects do not turn out to be commercially viable or have to be abandoned. If we are not able to find, develop or acquire reserves on acceptable terms, or commercial quantities of petroleum and natural gas deposits are not located sufficient to enable us to recover our exploration and development costs or sustain our business, then we will not be able to develop a return on investment.

Because locating petroleum and natural gas resources is inexact and subject to may variables, we may not be able to operate profitably and investors may not see an return on investment.

The successful acquisition and development of petroleum and natural gas properties requires an assessment of recoverable reserves, future oil prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurances can be given that our exploitation and development activities will result in the discovery of any reserves. Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, or unusual or unexpected formations, pressures and/or work interruptions. In addition, the costs of exploitation and development may materially exceed initial estimates.

Natural resource companies typically do not find many commercially viable prospects and therefore investors will not be able to achieve a return on investment or may lose the full value of their investment.

Investors are cautioned that most prospects for mineralizations do not result in either any resources or commercially viable resources.  The company expects to expend considerable time and financial resources on the exploration and development of any of the prospects to which it has rights, much of which expenditure may not result in any benefit to the company.  Therefore, investors should be prepared to lose the entire amount of an investment in the company if it is not able to locate and exploit commercial prospects.

We are a development stage company implementing a new business plan, subject to many variables such that we not be able to become operationally profitable.

We are a company in the early stages of development, with only a limited operating history upon which to base an evaluation of our current business and future prospects, and we recently began to implement our business plan.  We have suffered recurring losses from operations and have been dependent on new investment to sustain our operations.  During the years ended December 31, 2006 and 2005, we reported losses of $2,867,374 and $1,133,790, respectively. For the period ended June 30, 2007, we reported a loss of $647,052. In addition, our consolidated financial statements for the year ended December 31, 2006, and for the six months ended June 30, 2007, contained a going concern qualification and we cannot give any assurances that we can achieve profits from operations.  Since the June 30, 2007 interim financial statements, the company raised approximately $13,495,000 in gross proceeds from the sale of common stock and believes it has sufficient working capital for at least the next 12 months.

We do not control all of our operations which may impact the value of the company and an investment in Kodiak.

In certain of our properties, we do not directly operate the testing, drilling and production operations.  Therefore our lack of control could result in the following:

•	the operator might initiate exploration or development on a faster or slower pace than we prefer;

•
the operator might propose to drill more wells or build more facilities on a prospect than we have funds for or that we deem appropriate, which could mean that we are unable to participate in the prospect or share in the revenues generated by the prospect even though we paid our share of exploration costs;

•	we could have our working interest ownership in the related lands and petroleum reserves reduced as a result of our failure to participate in development expenditures; and

•	if an operator refuses to initiate a prospect, we might be unable to pursue the prospect.

Any of these events could materially reduce the value of our properties and reduce the value of an investment in the company.

Information in this prospectus regarding our future exploitation and development prospects reflects our current intent and is subject to change which may result in a loss of investment.

Our current exploitation and development plans are described in this prospectus. Whether we ultimately undertake an exploitation or development prospect will depend on the following factors:

•	availability and cost of capital;

•	receipt of additional seismic data or the reprocessing of existing data;

•	current and prospected oil,natural gas or CO2 prices;

•	the costs and availability of drilling rigs and other equipment supplies and personnel necessary to conduct these operations;

•	success or failure of activities in similar areas;

•	changes in the estimates of the costs to complete the prospects;

•	our ability to attract other industry partners to acquire a portion of the working interest to reduce costs and exposure to risks; and

•	decisions of our joint working interest owners and partners.

We will continue to gather seismic and other data about our prospects, and it is possible that additional information will cause us to alter our schedule or determine that a prospect should not be pursued at all. Investors should understand that our plans regarding our prospects might change and therefore investors may loose the investment opportunity they originally sought.

We will rely on engineering reports and estimates of in-ground resources to determine whether or not to invest in a particular petroleum or natural gas prospects, which may not be accurate after exploration and development such that our investment will be in excess of our return.

The reserve information that we use in evaluating petroleum and natural gas prospects is based on estimates involving a great deal of uncertainty.  Different engineers may make different estimates of reserves and cash flows based on the same available data.  Estimates depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise.  Geologic and engineering data are used to determine the probability that a reservoir of oil and/or gas and natural gas exists at a particular location, and whether oil and/or gas and natural gas are recoverable from a reservoir.  Recoverability is ultimately subject to the accuracy of data including, but not limited to, geological characteristics of the reservoir, structure, reservoir fluid properties, the size and boundaries of the drainage area, reservoir pressure, and the anticipated rate of pressure depletion.  The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and natural gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves can differ from estimates.

Reserve estimates also require numerous assumptions relating to operating conditions and economic factors, including the price at which recovered oil and/or gas and natural gas can be sold, the costs of recovery, assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs, prevailing environmental conditions associated with drilling and production sites, availability of enhanced recovery techniques, ability to transport oil and natural gas to markets and governmental and other regulatory factors, such as taxes and environmental laws. A negative change in any one or more of these factors could result in quantities of oil and natural gas previously estimated as proved reserves becoming uneconomic. For example, a decline in the market price of oil to an amount that is less than the cost of recovery of such oil in a particular location could make production commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production enhancement technology and equipment, such as some types of heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves.

In addition, a 10% discount factor required by the Securities and Exchange Commission to be used when calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interests rates in effect from time to time and risks associated with us or the petroleum and natural gas industry in general.

Our ability to produce sufficient quantities of petroleum and natural gas from our properties may be adversely affected by a number of factors outside of our control.

The business of exploring and producing petroleum and natural gas involves a substantial risk of investment loss. Drilling wells involves the risk that the wells may be unproductive or that, although productive, that the wells may not produce oil in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic due to pressure depletion, water encroachment, mechanical difficulties, etc, which impair or prevent the production of petroleum and natural gas from the well.  Petroleum or natural gas may not be produced from the properties in which we have interests. In addition, the marketability of any petroleum and natural gas that we acquire or discover may be influenced by numerous factors beyond our control. These factors include the proximity and capacity of petroleum and natural gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. We cannot predict how these factors may affect our business.

The success of our business depends on the efforts of third parties over which we do not have control.

The success of our business is dependent upon the efforts of various third parties that we do not control. We rely upon various companies to assist us in identifying desirable oil prospects to acquire and to provide us with technical assistance and services. We also rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze oil prospects to determine a method in which the oil prospects may be developed in a cost-effective manner. In addition, we rely upon the owners and operators of oil drilling equipment to drill and develop our prospects to production. Although we have developed relationships with a number of third-party service providers, we cannot assure that we will be able to continue to rely on such persons. If any of these relationships with third-party service providers are terminated or are unavailable on commercially acceptable terms, we may not be able to execute our business plan.

Aboriginal peoples may make claims regarding the lands on which our operations are conducted which may decrease the value of our properties or we may have to surrender such properties to those claims. All current properties have land claims settled.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of northern and western Canada. If any aboriginal peoples file a claim claiming aboriginal title or rights to the lands on which any of our properties are located, and if any such claim is successful, it could have a material adverse effect on our operations.

The regulatory bodies in British Columbia ( OCB), Alberta Energy Untilities Board and in the North West Territories (INAC)  that governs our operations in Canada have implemented policies that regulate how industry handle these relationships. They expect that all industry applicant to adhere to this policy and the consultation guidelines. These requirements and expectations apply to the licensing of all new energy developments and all modifications to existing energy developments.  In the policies, the regulatory bodies have developed consultation guidelines to address specific questions about how consultation for land management and resource development should occur in relation to specific activities. Prior to filing an application, the applicant must address all questions, objections, and concerns regarding the proposed development and attempt to resolve them. This includes concerns and objections raised by members of the public, industry, government representatives, First Nations, Métis, and other interested parties. If there are no outstanding concerns/objections and a confirmation of non-objection has been obtained if required. This process can cause significant delays in obtaining a drilling permit for exploration and/or a production well license for both petroleum and natural gas.

If we are unable to access our properties or conduct our operations due to surface conditions, our business will be adversely affected.

Our exploitation and development of petroleum and natural gas reserves depends upon access to the areas where our operations are to be conducted. We conduct a portion of our operations in regions where we are only able to do so on a seasonal basis. Unless the surface is sufficiently frozen, we are unable to access our properties, drill or otherwise conduct our operations as planned. In addition, if the surface thaws earlier than expected, we must cease our operations for the season earlier than planned. Our operations are affected by road bans imposed from time to time during the break-up and thaw period in the spring. Road bans are also imposed due to snow, mud and rock slides and periods of high water, which can restrict access to our well sites and production facility sites. Our inability to access our properties or to conduct our operations as planned will result in a shutdown or slow down of our operations, which will adversely affect our business.

Essential equipment might not be available which may affect our profitability or even our ability to implement our business plan.

Petroleum and natural gas exploitation and development activities depend upon the availability of drilling and related equipment in the particular areas where those activities will be conducted. Demand for that equipment has been growing on a world wide basis in recent years as the world needs more petroleum and gas products.  Access restrictions may affect the availability of that equipment to us and delay our exploitation and development activities.  Without the necessary equipment, we may not be able to implement our business plan with a loss of opportunity and our ability to be come profitable may be adversely affected.

Our reliance on third parties for gathering and distribution could curtail future exploration and production activities.

The marketability of our production will depend on the proximity of our reserves to and the capacity of, third party facilities and services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or insufficient capacity of these facilities and services could force us to shut-in producing wells, delay the commencement of production, or discontinue development plans for some of our properties, which would adversely affect our financial condition and performance.

We may not have good and marketable title to our properties which would adversely effect the asset value of the company.

It is customary in the petroleum and natural gas industry that upon acquiring an interest in a non-producing property, only a preliminary title investigation be done at that time and that a drilling title opinion be done prior to the initiation of drilling, neither of which can substitute for a complete title investigation. We have followed this custom and intend to continue to follow this custom in the future. Furthermore, title insurance is not available for mineral leases, and we will not obtain title insurance or other guaranty or warranty of good title. If the title to our prospects should prove to be defective, we could lose the costs that we have incurred in their acquisition, or incur substantial costs for curative title work.

Complying with environmental and other government regulations could be costly and could negatively impact our production.

Our business is governed by numerous laws and regulations at various levels of government. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. The laws and regulations may, among other potential consequences, require that we acquire permits before commencing drilling, restrict the substances that can be released into the environment with drilling and production activities, limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas, require that reclamation measures be taken to prevent pollution from former operations, require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater, and require remedial measures to be taken with respect to property designated as a contaminated site.

Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

Risks related to our industry

The successful implementation of our business plan is subject to risks inherent in the petroleum and natural gas business.

Our petroleum and natural gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.

The petroleum and natural gas industry is highly competitive.

The petroleum and natural gas industry is highly competitive. We compete with petroleum and natural gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other needs to consumers. Many of these companies not only explore for and produce crude petroleum and natural gas, but also carry on refining operations and market petroleum and other products on a worldwide basis. Our larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices of gas and oil more easily than we can. Our competitors may be able to pay more for productive petroleum and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

Market fluctuations in the prices of petroleum, natural gas, and CO2 could adversely affect our business.

Prices for petroleum and natural gas tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to, the continued threat of war in the Middle East and actions of the Organization of Petroleum Exporting Countries and its maintenance of production constraints, the U.S. economic environment, weather conditions, the availability of alternate fuel sources, transportation interruption, the impact of drilling levels on crude petroleum and natural gas supply, and the environmental and access issues that could limit future drilling activities for the industry.

Changes in commodity prices including CO2, may significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in petroleum and natural gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment.

Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for petroleum and natural gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and prospect the return on acquisitions and development and exploitation of prospects. We expect that commodity prices will continue to fluctuate significantly in the future.

Risks related to our common stock

The company has committed to list its common stock for trading on the TSXV by no later than December 28, 2007, and if not listed by that date, pay the investors in the Regulation S offering a penalty of 2% of the invested amount per month until listed.

The company has committed to list its common stock for trading on the TSXV by no later than December 28, 2007, and if not listed by that date, pay the investors in the Regulation S offering a cash penalty of 2% of the invested amount per month until listed.  The payment due until the listing is achieved is not capped either by amount or number of payments.  The company may have to pay the investors a substantial amount of money under this provision.  The company plans to pursue the application vigorously and has made the initial filings on September 27, 2007.  The company anticipates that the TSXV will pursue a substantive review which may take as long as the four months agreed with the investors.

The company has agreed with certain investors in the Regulation S offering to use a portion of the funds raised to generate a flow through tax credit for the benefit of the investor which if not achieved would be a breach of its agreement.

The company has sold certain shares of it common stock to investors under terms that provide the investors with a Canadian tax credit that is generated by the company based on qualifying expenditures.  The credit available to the company can be renounced to qualified Canadian investors. The company has made a number of representations and commitments to those investors holding the “flow-through” shares, which if not fulfilled would result in the company’s breach of its commitments for which it may be responsible for damages.  Such damages may have an adverse impact on the financial condition of the company.

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders who hold 5% or more of the outstanding common stock and their affiliates beneficially owned as of November 12, 2007, in the aggregate, approximately 27 % of our outstanding common stock. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

Future sales of our common stock may cause our stock price to decline.

Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of common stock in financings under a exemptions from the United States registration laws, then those shares will constitute restricted shares under the Securities Act or shares not eligible for sale in the United States. These shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act. Some of our outstanding restricted shares of common stock are either eligible for sale pursuant to Rule 144 or other exemption or have been registered under the Securities Act for sale by the holders pursuant to the registration statement of which this prospectus is a part. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock’s market price to decline.

Our stock price can be extremely volatile.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Our common stock is subject to the “penny stock” rules of the sec and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g 9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Use of Proceeds

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders.  Kodiak will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

If the common stock purchase warrants are exercised, Kodiak will receive the exercise price.  If all the common stock purchase warrants are exercised for cash assuming no adjustments to the exercise price for anti-dilution protection, we would receive approximately $1,371,602 in gross proceeds.  If received, these funds will be used for general corporate purposes and working capital.

Market Data

The common stock is traded in the over-the-counter market and quoted on the OTC BB under the symbol “KDKN:BB”.

In the United States, our common stock is designated as “penny stock” and thus may be illiquid.  The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange Act), which regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules.  Since our common shares are subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares.  The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of stockholders to sell their stock in any secondary market.

The trading volume in our common stock from time to time has been limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the common stock as a result of relatively minor changes in the supply and demand for our common stock and perhaps without regard to our business activities.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

The high and low sales prices for the common stock during each quarter are as set forth in the table below (such prices are without retail mark-up, mark-down, or commissions).

QUARTER ENDED	HIGH	LOW
	$	$
September 30, 2007	3.69	2.07
June 30, 2007	4.47	1.80
March 31, 2007	2.00	1.10

December 31, 2006	2.05	1.06
September 30, 2006	2.30	1.14
June 30, 2006	2.50	1.15
March 31, 2006	1.20	0.375

December 31, 2005	1.85	0.65
September 30, 2005	2.00	0.80
June 30, 2005	1.01	0.75
March 31, 2005	1.01	0.35

We have 646 record holders of our common stock.  We believe that in addition to the record ownership there are in excess of 9,000 beneficial owners who hold their shares in street name or through other nominees.

Dividend Policy

We plan to retain all earnings generated by our operations, if any, for use in our business.  We do not anticipate paying any cash dividends to our stockholders in the foreseeable future.  The payment of future dividends on the common stock and the rate of such dividends, if any, and when not restricted, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information about shares of our common stock that may be issued upon exercise of options under all of our equity compensation plans as of December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders(1)	1,935,000	$ 1.63	6,065,000
Equity compensation plans not approved by security holders(1)	Nil	Nil	Nil
Total	1,935,000	$ 1.63	6,065,000
____________________
(1)
On August 14, 2007, the stockholders of the company approved an increase in the number of shares of common stock subject to the stock option plan approved by stockholders on July 18, 2006.  Currently, there are 8,000,000 shares of common stock available for awards under the plan.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Forward Looking Statements

From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the SEC. Words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “prospect or prospected”, or similar expressions are intended to identify “forward-looking statements”. Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

Management is currently unaware of any trends or conditions other than those mentioned in this management’s discussion and analysis and the risk factors set forth elsewhere herein that could have a material adverse effect on the company’s consolidated financial position, future results of operations, or liquidity. However, investors should also be aware of factors that could have a negative impact on the company’s prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources. These include: (i) variations in expenses and revenue, (ii) the need to raise additional funds for its acquisition and exploration activities, (iii) governmental regulation, (iv) natural resource price fluctuations, (v) cost of exploration and unfavorable exploration results, and (vi) a competitive operating environment.

The risks identified in this prospectus are not all inclusive. New risk factors emerge from time to time and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all such risk factors on the company’s business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

The financial information set forth in the following discussion should be read in conjunction with the financial statements of Kodiak included elsewhere herein.

Plan of Operations

Kodiak Energy is planning on completing a seismic program by the end of the second quarter of 2008 on the EL 413 “Little Chicago” property in the Northwest Territory of Canada. This program is expected to cost approximately $5,500,000. Kodiak has a 56.25% working interest. After evaluating the seismic program Kodiak will use the results of this and the previous year’s program to identify 2 to 3 drilling sites. The company plans to drill those locations during the winter of 2008/2009. Due to the high costs of the project, Kodiak expects to source additional partners for the drilling programs.

Kodiak Energy is planning to initiate an independent operator drilling program on the Lucy property in N. E. British Columbia in Canada. By initiating independent operations, Kodiak expects to earn a working interest of between 40 to 50 percent.  Kodiak Energy anticipates the well will be drilled during late 2007. Testing will be initiated immediately, and based on success, the well will be tied in as soon as possible. The possibility of additional wells will be reviewed during the following season.The estimated cost of this program is planned to be $1,500,000.

Kodiak Energy, through its wholly-owned subsidiary, Kodiak Petroleum (Montana), Inc. is planning a seismic program on its New Mexico property by the end of the fourth quarter of 2007, followed up by a 3 to 6 well drilling program based on the seismic program results. Kodiak expects to target both CO2 and hydrocarbon sources. Kodiak also intends to acquire additional mineral rights adjacent to the property. The seismic work is expected to use approximately $1,000,000 and the drilling program will use approximately $1,500,000 of capital. Whether or not the company will pursue production will be immediately evaluated after receipt of the seismic and drilling results, and if the results are favorable, the company will initiate plans and seek additional financing to take this project to the development stage.

Kodiak Energy plans to initiate a seismic program on the Ft McMurray property. The company holds a 50% working interest and is the operator on one half of the property.  After completion of a seismic program scheduled for the winter of 2007/08, a drilling program will be reviewed and initiated based on the opportunities shown on the seismic results.  The company anticipates that the seismic program will cost about $300,000. A drilling program of 6 to 12 wells is expected to cost approximately $150,000 net per well.

By adjusting its operations and development to the level of its capitalization, management believes it has sufficient capital resources to meet anticipated cash flow deficits. However, if during that period or thereafter, the company is not successful in generating sufficient liquidity from operations or in raising sufficient additional capital resources that are on acceptable terms, this could have a material adverse effect on the business, results of operations liquidity and financial condition and may cause a significant reduction in its business operations in respect of its various properties.

Any projections of future cash needs and cash flows are subject to substantial uncertainty. Our capital requirements depend on several factors including participation in drilling programs, acquisitions of petroleum and natural gas interests, the rate of market acceptance, our ability to generate revenues and other factors. If our capital requirements vary materially from those planned, we may require additional financing sooner than anticipated. We are not assured that financing will be available in amounts or on terms acceptable to us, if at all. If we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. Debt financing, if available, may involve restrictive covenants, which could restrict our operations or finances. If we cannot raise funds or sell assets, if needed, on acceptable terms, we may not be able to continue our operations, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements which could negatively impact our business, operating results and financial condition.

Results for Fiscal Year Ended December 31, 2006 and December 31, 2005
(All dollar values are expressed in United States dollars unless otherwise stated.)

Kodiak had revenues of $27,134 for the year ended December 31, 2006 and no revenues in 2005. The company is in the exploration and development stage. Capital costs incurred by Kodiak during the years ended December 31, 2006 and 2005 are set out below.

	2006	2005

Land acquisition and carrying costs	$139,079	$-
Geological and geophysical	173,872	250,318
Intangible drilling and completion	1,866,770	-
Tangible completion and facilities	202,285	-
Other fixed assets	53,744	15,821
Total capital costs incurred	$2,435,750	$266,139

Administrative expenses for the year ended December 31, 2006 amounted to $ 1,308,320 compared to the $323,744 for 2005, which amounts include public company costs for SEC reporting compliance, accounting, audit and legal fees and consulting costs of company personnel and others who provided investor relations services. Other administrative costs include general and administrative office expenses. Interest expense for the year ended December 31, 2006 was $Nil whereas in 2005 we had $808,811. Interest for 2005 arose from the beneficial conversion feature on convertible debt of $41,189 representing the difference between the conversion price and the fair value of the common stock at the commitment date. Additional paid in capital increased by this same amount.

Results of Quarters Ending June 30, 2007 and June 30, 2006

Kodiak had no operating revenues for the six month periods ended June 30, 2007 or 2006, except for $427 in the 2007 period resulting from a fourth Quarter 2006 operating revenue under-accrual.

Kodiak had an aggregate of capital costs during the six months ended June 30, 2007 of approximately $6,200,000.00.

Net loss for the six months ended June 30, 2007 totaled $961,094 compared to $776,682 in 2006. The loss comprises expenses relating to personnel consulting, office, general and administration, investor relations, public company expenses, audit legal and accounting fees, interest and deferred income tax expense.

Liquidity and Capital Resources:

Since 2004, Kodiak funded its operations from the sale of securities and loans from shareholders.

In the fiscal years 2005 and 2006, and the first six months of 2007, the company sold an aggregate of 92,810,800 shares for gross proceeds of $8,938,401.98 and borrowed an aggregate $3,000,000.00, of which $3,000,000.00 was outstanding on June 30, 2007.  These securities were issued in private offerings. The proceeds of these offerings were used for acquisition of petroleum and natural gas assets, investment and evaluation of those assets and general working capital purposes.

From late September to early November, Kodiak sold an aggregate of 4,957,670 shares of common stock for aggregate gross proceeds of $13,495,010.  The sales of these securities were exclusively outside the United States in an offering that qualified under Regulation S, to investors in Canada and Europe that met sophisticated, institutional or local accredited investor standards. Kodiak used a selling agent in the offering of the common stock, Research Capital Corporation, and paid that firm cash fees totaling $1,079,600. The company also issued to Research warrants to acquire up to 396,614 shares of common stock at prices of $2.50 and $3.00, exercisable for eighteen months from the date of issuance.  If Kodiak has not listed the common stock on the TSXV by December 28, 2007, then it will pay a cash penalty per month to investors in the offering equal to 2% of the amount invested, until listed, without limit as to the dollar amount or time period.

As of June 30, 2007, Kodiak had assets of $9,599,352 which consisted primarily of working capital and petroleum and natural gas mineral rights and related equipment and working capital of $3,163,859. The cash assets were $1,265,938. With the addition of the proceeds of the above mentioned Regulation S offering, the company currently has approximately $12,681,000 in working capital. Our total liabilities at June 30, 2007, were $5,172,297 which consist primarily of accounts payable and accrued liabilities for capital expenditures and administrative costs. At June 30, 2007, the company's accumulated deficit was $5,024,870.  Currently, because of the September – October 2007 offering of common stock, management believes that it has sufficient working capital for at least the next 12 months. We will require additional capital in order to conduct exploration and development activities planned for the future. In addition, we may require funds for additional acquisitions.

The company acquired certain petroleum and natural gas assets in an acquisition completed on September 28, 2007.  For the acquisition of the assets, the company used $1,000,000 of its cash assets.  The company also issued 7,000,000 shares of common stock with a value of $14,000,000 in connection with the acquisition as part of the consideration payment for the assets.  The balance of the purchase price is payable in shares of common stock which are subject to various performance and other requirements.  The acquisition cost for these assets will be up to approximately $27,000,000 if all the conditions and requirements are met and subject to an audit review of the assets within 90 days of the acquisition date.

In respect of the audited financial statements for the fiscal year ended December 31, 2006, and the unaudited financial statements for the quarter ended June 30, 2007, there was included in the notes thereto a going concern statement.  The notes indicated that the company had not generated positive cash flow since inception and had incurred operating losses and needed working capital for its planned activities.  With the financing completed in September and October 2007, the company has sufficient working capital for its planned operations for at least the next 12 months, therefore, it believes that there is not a going concern limitation at this time.

Off Balance Sheet Arrangements

We do not maintain off-balance sheet arrangements and do not participate in non-exchange traded contracts requiring fair value accounting treatment.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

•	Petroleum and natural gas properties
•	Revenue recognition
•	Stock-based compensation

Petroleum and natural gas properties

Until October 1, 2005, the company was following the successful efforts method of accounting for oil and gas properties pursuant to FAS 19 (as amended) "Financial Accounting and Reporting by Oil and Gas Production Companies" for costs of oil and gas properties. Under this method, acquisition costs of oil and gas properties and costs of drilling and equipping development wells are capitalized. Costs of drilling exploratory wells are initially capitalized and, if subsequently determined to be unsuccessful, are charged to expenses. All other exploration costs, including geological and geophysical costs and carrying and maintenance costs are charged to exploration expenses when incurred. The company decided to change the accounting policy for oil and gas properties and adopt the full cost method to better reflect the assets on a country by country basis.

Under the full cost method of accounting for oil and gas operations all costs associated with the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, production equipment and overhead charges directly related to acquisition, exploration and development activities. Proceeds from the sale of oil and gas properties are applied against capitalized costs with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and depreciation by more than 25 percent in a particular country, in which case a gain or loss on disposal is recorded.

Capitalized costs within each country are depleted and depreciated on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. Oil and gas reserves and production are converted into equivalent units on the basis of 6,000 cubic feet of natural gas to one barrel of oil. Depletion and depreciation is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future costs to be incurred in developing proved reserves, net of estimated salvage value.

An impairment loss is recognized in net income if the carrying amount of a cost centre exceeds the "cost centre ceiling". The carrying amount of the cost centre includes the capitalized costs of proved oil and natural gas properties, net of accumulated depletion and deferred income taxes and the cost centre ceiling is the present value of the estimated future net cash flows from proved oil and natural gas reserves discounted at ten percent (net of related tax effects) plus the lower of cost or fair value of unproved properties included in the costs being amortized (and/or the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves). The prior years' financial statements are not affected as there were no oil and gas assets. The change is preferable so the Company's financial position is more comparable to its peers in the oil and gas industry.

Costs of acquiring and evaluating unproved properties and major development projects are initially excluded from the depletion and depreciation calculation until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs based on the percentage of reserves assigned to each project over the expected total reserves when the project was initiated. These costs are assessed periodically to ascertain whether impairment has occurred.

Some of the Company’s petroleum and natural gas activities are conducted jointly with others. The accounts reflect only the Company’s proportionate interest in such activities.

Revenue Recognition

For revenue from product sales, we recognize revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION (“SAB104”), which superseded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (“SAB101”).

SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. We defer any revenue for which the product has not been delivered or is subject to refund until such time that we and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00 21 (“EITF 00 21”), MULTIPLE-DELIVERABLE REVENUE ARRANGEMENTS. EITF 00 21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00 21 on our consolidated financial position and results of operations was not significant.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148—Accounting for Stock-Based Compensation—Transition and Disclosure. This statement amends SFAS No. 123—Accounting for Stock-Based Compensation, providing alternative methods of voluntarily transitioning to the fair market value based method of accounting for stock based employee compensation. FAS 148 also requires disclosure of the method used to account for stock-based employee compensation and the effect of the method in both the annual and interim financial statements. The provisions of this statement related to transition methods are effective for fiscal years ending after December 15, 2002, while provisions related to disclosure requirements are effective in financial reports for interim periods beginning after December 31, 2002.

We elected to continue to account for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the provisions of APB No. 25, compensation expense is measured at the grant date for the difference between the fair value of the stock and the exercise price.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R (revised 2004), “Share-Based Payment” which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. Statement 123R supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that we will have to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006.

Recent Accounting Pronouncements

In April 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on our results of operations or financial position.

In December 2003, the FASB issued a revision of SFAS No. 132, “Employers’ Disclosures About Pensions And Other Postretirement Benefits.” This pronouncement, SFAS No. 132 R, expands employers’ disclosures about pension plans and other post-retirement benefits, but does not change the measurement or recognition of such plans required by SFAS No. 87, No. 88, and No. 106. SFAS No. 132 R retains the existing disclosure requirements of SFAS No. 132, and requires certain additional disclosures about defined benefit post-retirement plans. Except as described in the following sentence, SFAS No. 132 R is effective for foreign plans for fiscal years ending after June 15, 2004; after the effective date, restatement for some of the new disclosures is required for earlier annual periods. Some of the interim-period disclosures mandated by SFAS No. 132 R (such as the components of net periodic benefit cost, and certain key assumptions) are effective for foreign plans for quarters beginning after December 15, 2003; other interim-period disclosures will not be required for us until the first quarter of 2005. Since we do not have any defined benefit post-retirement plans, the adoption of this pronouncement did not have any impact on our results of operations or financial condition.

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “... under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on us. In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The Amendments made by Statement 152. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time sharing transactions that is provided in AICPA Statement of Position (SOP) 04 2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Prospects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate prospects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04 2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. with earlier application encouraged. We do not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows. On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”).

SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, we will implement the revised standard in the third quarter of fiscal year 2005. Currently, we account for our share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact our results of operations in the third quarter of fiscal year 2005 and thereafter.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“ SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. We do not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

Business

General Overview

We are a petroleum and natural gas exploration and development company. Our primary objective is to identify, acquire and develop significant working interests in underdeveloped petroleum and natural gas prospects. We are focused on prospects located in Canada and the United States.

We have interests in prospects in which we believer there may be petroleum and natural gas in Alberta and the Northwest Territories in Canada and Montana and New Mexico in the United States.

Business Operations

Southeastern Alberta, Canada – Province/Granlea

Kodiak, jointly with a partner, purchased two sections, approximately 1,280 acres gross, 640 acres net, of petroleum and natural gas rights at a provincial land sale on September 22, 2005.  Kodiak has a 50% working interest in this property. A 2D seismic program was completed on the property in the fourth quarter of  2005, and a well was drilled and completed and production commenced in September 2006. Various surface facilities were installed and a pipeline tie-in was completed. Although the initial drilling showed good pressure and some water, in October 2006 there was a substantial increase in water rates. Finally, because of the water rates, the well was shut-in during July 2007.  The well bore has been evaluated and has been abandoned due to having no present economic production potential.  The company intends to sell the surface facilities. The royalties due in respect of this property are based on a sliding scale.  Kodiak expended approximately $550,000 in connection with this property.  The company will consider additional internal geological reviews of the prospect to evaluate whether or not the land offers any future drilling potentials, and if undertaken the geological reviews will be funded by internal cash flow or working capital.  Any future drilling activity will required additional capital.

Northern British Columbia, Canada – Lucy

Kodiak has a 7% working interest in a well in Northern British Columbia located forty miles northeast of Fort Nelson.  The well is for natural gas.  The prospect consists of approximately three square miles located in the North Yoyo Otter Park shale basin.  Seismic reports covering the Lucy prospect indicate a possible lower level reef build up equivalent in age to the nearby Mel, Yoyo and Sierra reefs.  In the vicinity of the Lucy prospect there are active gas operations. The first well was drilled in December 2006.  After some difficult drilling conditions, the lower zones have been abandoned.  The company is responsible for paying 10% of any abandonment costs in excess of the existing costs which the company has paid fully to date. The company plans to perform further evaluation of this prospect in the future.  Kodiak has purchased substantial additional seismic data for the area and performed additional geological studies.  Further drilling and seismic work will have to be done to delineate the prospects.   If the company pursues development, it plans to acquire additional working interests in the prospect – up to 50% and assume operatorship and drill a well.  If it pursues development, the company estimates that it will have to expend approximately $3,000,000 (gross) in drilling and a further $1,000,000 (gross) for tie-in to distribution lines. There is available infrastructure in the area which the company anticipates will reduce the tie-in costs overall.  The company has expended approximately $270,000 in connection with this property, to date.

Northwest Territories, Canada – Little Chicago

Kodiak is the operator of a prospect in the Northwest Territories, called Little Chicago, under an original farm-out agreement with the two 50% working interest owners of a 200,000 acre exploration license.  The prospect is located in the Mackenzie River Valley, centered along the planned Mackenzie Valley Pipeline.  Under the farm-out agreement, as of June 30, 2007, the company had spent approximately $6,800,000 to acquire 2D seismic data, thus earning a 12.5% working interest in the prospect as of April 2007.  Kodiak acquired an additional 43.75% working interest on September 28, 2007, from Thunder River Energy, Inc., in an asset transaction in respect of the prospect and other assets of Thunder. Currently, Kodiak has a 56.25% working interest in the prospect. Kodiak has the further right to earn additional working interests in the prospect upon drilling wells and is negotiating additional earnings for obtaining seismic data.  The seismic consists of 84 Km high resolution data.  The company also has obtained an engineering prospective report with respect to the property.  There are 13 shallow drill targets defined with the potential for shallow depth petroleum and some potential for medium depth petroleum.  There may be gas in the area, but development of any natural gas will be deferred until there is a pipeline in the area.

The company is planning on obtaining further seismic dated in early 2008 and on a three well drilling program proposed for 2009 at shallow and medium depth targets.  The seismic will be funded with working capital.  Subsequent development may include selling various interests in the prospect.

This prospect is subject to a 1% gross over royalty to Time Stratagraphic, a 12.5%, Canadian federal royalties on production and rental payments, which are fully paid to September 2009 to the Department of Northern and Indian Affairs, Canada, and Area of Mutual Interest (AMI) with  partners on 12 km radius of the prospect boundary.  In connection with the asset acquisition from Thunder, Kodiak has performance based share issuance commitments related to the prospect.  These are additional to any capital required to perform exploration and development work.  The aggregate number of shares committed is $6,000,000, valued at $2.00 per share.  The shares are to be issued based on milestones.  These are: (a) 2,000,000 shares on completion of seismic program during the 2007-2008 season, prior to June 30, 2008, (b) 1,000,000 shares issued on “spud” of a “shallow” well (1,500 meters) prior to March 30, 2009, (c) 1,500,000 shares issued on “spud” of a “medium” well (2,500 meters) before lease expiration, (d) 1,500,000 shares issued upon conversion of any part of the prospect to a significant discover license, (e) after the shares issued in “d” above, after the first 100 million probable barrels in place, Kodiak will issue 100,000 shares for each 10 million barrels in place up to a maximum of 5,000,000 shares, and (f) if the shares contemplated in items “b” through “e” above are not issued to the seller, them Kodiak will take all steps required to transfer back to the seller the net working interest after (i) “a” above, earning an additional 6.25% working interest on 200,000 acres, (ii) “b” above, earning an additional 12.5 working interest on 200,000 acres, and (iii) “c” above, earning an additional 25% working interest on 200,000 acres.

Northern Alberta, Canada – Fort McMurray

In January 2007, Kodiak, jointly with two partners (one which has let its interest expire), acquired two blocks of petroleum and natural gas licenses over sixty-four sections of land near Fort McMurray in northeastern Alberta.  The licenses are for all the petroleum and natural gas rights from the base of the Woodbend formation to fifteen meters into the top of the Precambrian section subject to a 2.5% gross overriding royalty reserved for he seller in the prospects.  Kodiaks initial working interest is 50% and one of the other partners will have the remaining percentage working interest.  The operator is Northern Block Kodiak

Kodiak plans further seismic work for this prospect in late 2007 and early 2008. If justified, it further plans a six to eight well drilling program in 2008.  Additional partnerships for development will be reviewed based on the success of the first two wells.  Tie-ins and development costs are expect to be low due to the infrastructure in the area.

The prospect requires a payment of $28,672 in annual rental.  Royalties are due the Province of Alberta on a sliding scale, and AMI is due on one mile radius of the boundary.

New Mexico, United States

On September 28, 2007, Kodiak acquired a 100% interest in 55,000 acres of prospects located in northeastern New Mexico from CIMA Holdings Inc., a subsidiary of Thunder River Energy, Inc., an Alberta corporation.  The company acquired all the petroleum and natural gas rights from the surface to the basement.  The company believes that natural gas and commercial volumes of CO2 have been found in existing wells in the area.  The company also believes that there is the potential for oil and helium mineralizations at shallow depths.  The prospects are subject to a 5.5% gross over-riding royalty on production to five individuals, state royalties on state lands at 12.5% of production and federal royalties on federal lands at 12.5% of production.

Although the company has some seismic data, it is planning on additional seismic later 2007 or early 2008.  The cost of the seismic currently is estimated at $1,000,000 and will be funded from current working capital.  A three to five well drilling program is planned for 2008 with an estimated cost of $1,500,000.  The company may also seek to acquire additional lands within the development fairway to increase the company position in the area and reduce competitive drainage risk.  Tie-in and development costs are expected to be low because of the infrastructure that is in the area.  Kodiak will consider additional partnerships for development based on the results of the seismic and drilling program.  Depending on the cost and financial resources available to the company in the future and the data results, Kodiak believes that a future intensive drilling and seismic program may be justified to pursue production at commercial levels.  Of course, there can be no assurance that the company will pursue production and many prospects turn out to be non-commercial.

Montana, United States

Under a joint venture agreement, Kodiak paid 100% of the capital costs of the seismic and a 2 to 3 well drilling program to a maximum of $600,000 for a 50% working interest in the wells and well spacing, and the right to participate on a 50% working interest basis going forward.  Kodiak must participate at the 50% capital requirement to continue to earn 50% in additional lands. Two wells were drilled in the third quarter of 2006, one of which is cased for subsequent evaluation of the multiple zones found in the prospect and one of which was abandoned.  A third well is licensed and will be drilled depending on the results of testing on the first well.  To date, Kodiak has expended approximately $540,000 in connection with this prospect.  The prospect is subject to a 12.5% petroleum and gas royalty on 100% of production.

There is existing seismic for the prospect which was acquired in 2005 and two wells were drilled in 2006.  Because of changes in the partnerships for the property, development was stalled.  Once the partnerships have been re-negotiated, Kodiak plans on pursuing additional drilling.  The company has not allocated any costs to the further exploration of this property.

Properties

Our principal executive offices are located at 734 7TH  Avenue S.W. Suite 460 Calgary, Alberta T2P 3P8. We have subleased an office and administration space on a month to month basis for $8,700.00 per month.

Our oil properties consist primarily of petroleum and natural gas wells and  working interests in leasehold acreage, both developed and undeveloped. The following table summarizes our gross and net developed and undeveloped oil and natural gas acreage under lease or option as September 30, 2007.

	GROSS	NET
Developed Acreage
None	Nil	Nil
Total	Nil	Nil

Undeveloped Acreage
Alberta, Canada	42,240.0	21,120.0
British Columbia, Canada	1,997.5	149.8
Northwest Territory, Canada	201,160.0	113,152.5
Montana, United States	1,160.0	580.0
New Mexico, United States	49,137.4	49,137.4

Total	295,694.9	184,139.7

A developed acre is considered to mean those acres spaced or assignable to productive wells, a gross acre is an acre in which a working interest is owned, and a net acre is the result that is obtained when fractional ownership working interest is multiplied by gross acres. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether or not that acreage contains proved reserves, but does not include undrilled acreage held by production under the terms of a lease. As is customary in the petroleum and natural gas industry, we can generally retain our interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by paying delay rentals during the remaining primary term of such a lease. The oil and natural gas leases in which we have an interest are for varying primary terms, and if production continues from our developed lease acreage beyond the primary term, we are entitled to hold the lease for as long as oil or natural gas is produced.

Sales and Marketing

As we remain in the development stage, we have not yet generated appreciable revenues, nor do we have any customers at this time. The principal target customers for our natural gas and crude oil production are expected to be refiners, remarketers and other companies, some of which are expected to have pipeline facilities near the producing properties we acquire. In the event pipeline facilities are not conveniently available, we intend to truck petroleum to storage, refining or pipeline facilities.

We intend to sell our natural gas and oil production under both short-term (less than one year) and long-term (one year or more) agreements at prices negotiated with third parties. Under both short-term and long-term contracts, typically either the entire contract (in the case of short-term contracts) or the price provisions of the contract (in the case of long-term contracts) are renegotiated from intervals ranging in frequency from daily to annual. Kodiak has marketing contracts with Nexen for Natural gas, where it gets current market prices.

We have not yet adopted any specific sales and marketing plans. However, management believes that natural gas marketing will be handled in Alberta and British Columbia by Nexen for the next year and sold into the spot market until production curves are obtained and long term contracts can be negotiated.  Oil production from the EL 413 is expected to be trucked and barged to the Enbridge pipeline system at Norman Wells and sold into their system as raw crude until long term development can be set up.

Natural gas obtained in New Mexico will initially be consumed within the facilities to provide energy for power generation and internal use.  Excess natural gas will be reinjected until sufficient volumes are obtained to justify pipelines to sales.  The primary production will be CO2 and oil.  Oil will be trucked to market and initially sold into the spot system until long term production can be quantified and long term contracts obtained.  Co2 will be sold into the sheep mountain pipeline system on the spot market until long term production can be quantified.  A marketing specialist has be contracted to initiate discussions related to the CO2 marketing specifically.   Once production has been quantified, annual contracts will be obtained for best pricing.

Competition

The petroleum and natural gas business is highly competitive. We will compete with private, public and state-owned companies in all facets of the oil business, including suppliers of energy and fuel to industrial, commercial and individual customers. Numerous independent petroleum and natural gas companies, petroleum and natural gas syndicates and major petroleum and natural gas companies actively seek out and bid for petroleum and natural gas prospects and properties as well as for the services of third-party providers, such as drilling companies, upon which we rely. Many of these companies not only explore for, produce and market oil and natural gas, but also carry out refining operations and market the resultant products on a worldwide basis. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than we do.

Competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the government of the United States and other countries, as well as factors that we cannot control, including international political conditions, overall levels of supply and demand for petroleum and natural gas, and the markets for synthetic fuels and alternative energy sources.  CO2 markets are specific to the New Mexico and Texas areas – pipeline systems do not exist to take CO2 to other markets.  Thus, supply and demand is specific to that area.

Government and Environmental Regulation

Domestic development, production and sale of oil are extensively regulated at both the federal and provincial and state levels. Legislation affecting the petroleum and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal, provincial and state, have issued rules and regulations binding on the petroleum and natural gas industry and its individual members, compliance with which is often difficult and costly and some of which carry substantial penalties for failure to comply. National, provincial and state statutes and regulations require permits for drilling operations, drilling bonds and reports concerning wells, depending on the location of the property and what entities own it. The states within the United States and provinces within Canada, where we intend to conduct operations, have statutes and regulations governing conservation matters, including the unitization or pooling of petroleum and natural gas properties and establishment of maximum rates of production from petroleum and natural gas wells.

Our operations will be subject to extensive and developing federal, provincial, state and local laws and regulations relating to environmental, health and safety matters; petroleum; chemical products and materials; and waste management. Permits, registrations or other authorizations are required for the operation of certain of our facilities and for our petroleum and natural gas exploration and production activities. These permits, registrations or authorizations are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulatory requirements, the provisions of required permits, registrations or other authorizations, and lease conditions, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties. Third parties may have the right to sue to enforce compliance.

Some risk of costs and liabilities related to environmental, health and safety matters is inherent in our operations, as it is with other companies engaged in similar businesses, and there can be no assurance that material costs or liabilities will not be incurred. In addition, it is possible that future developments, such as stricter requirements of environmental or health and safety laws and regulations affecting our business or more stringent interpretations of, or enforcement policies with respect to, such laws and regulations, could adversely affect us. To meet changing permitting and operational standards, we may be required, over time, to make site or operational modifications at our facilities, some of which might be significant and could involve substantial expenditures. There can be no assurance that material costs or liabilities will not arise from these or additional environmental matters that may be discovered or otherwise may arise from future requirements of law.

The Energy Utilities Board (EUB) that governs our operations in Alberta, Canada have implemented a new directive (Directive 056) that the Alberta Government issued its First Nations Consultation Policy on Land Management and Resource Development on May 16, 2005. The EUB expects that all industry applicants must adhere to this policy and the consultation guidelines. These requirements and expectations apply to the licensing of all new energy developments and all modifications to existing energy developments, as covered in Directive 056. In the policy, the Alberta Government has developed consultation guidelines to address specific questions about how consultation for land management and resource development should occur in relation to specific activities. Prior to filing an application, the applicant must address all questions, objections, and concerns regarding the proposed development and attempt to resolve them. This includes concerns and objections raised by members of the public, industry, government representatives, First Nations, Métis, and other interested parties. If there are no outstanding concerns/objections and a confirmation of non-objection has been obtained if required. This process can cause significant delays in obtaining a drilling permit for exploration and/or a production well license for both petroleum and natural gas.

Employees

As we remain in the development stage, our staffing remains limited. At September 31, 2007, we had 5 five full-time contractors and five part-time contractors all of whom are administrative and executive personnel. There is no collective bargaining agreement in place.

From time to time we will hire geological experts, engineers, and other operations and independent contractors and laborers for different periods of time to facilitate the implementation of our business plan.  These persons are hired under consulting or short term employment arrangements at then competitive rates.

As our operations expand and Kodiak assumes operations on some of the properties over which it has petroleum and natural gas rights, it anticipates that it will hire additional full time persons and contract workers within all levels of expertise.  In addition, it may hire firms to supply general and specialized laborers and professionals for various aspects of its operations.

Management

Directors and Officers

Our directors and executive officers are as follows:

Name	Age	Position
Mark Hlady	48	Chairman and CEO
William Tighe	56	COO, President and Director
Peter Schriber	65	Director
Glenn Watt	33	Vice President and Director
Marvin Jones	70	Director
William Brimacombe	64	CFO

Mr. Mark Hlady is the Chief Executive Officer and Chairman of the Board of the Company. Mr. Hlady has held these positions since September 19, 2005. Mr. Hlady also currently serves as President and Director of International PetroReal Oil Corp. and  President of Global Sport Marketing. Mr. Hlady served three terms as Member of the Legislative Assembly for Calgary-Mountain View of Alberta from June 1993 to November 2004. During his term in the Alberta Legislature Mr. Hlady served on many Oil & Gas and energy related committees including; Chair of the Standing Policy Committee on Energy and Sustainable Development for the Province of Alberta, Standing Policy Committee for Natural Resources of Alberta, Canadian Energy Research Institute (CERI),US Energy Council – Foreign Representative (Canada), Alberta Representative to the Alaska Highway Pipeline Committee, Alberta/Alaska Bilateral Council and Government Representative to the Alberta Land Surveyors Association.  Mr. Hlady has a Bachelor of Physical Education from the University of Calgary.

Mr. William Tighe is the Chief Operating Officer, President and a Director of the Company. Mr. Tighe has held these positions since September 19, 2005. Mr. Tighe’s  past experience involves more than 29 years in Operations, Maintenance, C&SU, Management and more recently Major/Minor Prospects for both Canadian and other International Oil Companies. These experiences were in a variety of field settings from Heavy Oil Institute, to Sour Gas/Liquids Plants in the Alberta/BC and the sub artic, to design offices, construction, C&SU and operation of Large Gas/Liquids Processing in SE Asia. During 2004 Mr. Tighe worked for Suncor Energy Ltd. as a Business Services Manager Growth Planning and Development. From 2000 until 2004 Mr. Tighe worked for Petro China International as Operations Development and Commissioning Manager. Prior to that, Mr. Tighe had extensive experience both in Alberta and internationally in the oil and gas industry. Mr. Tighe attended the University of Calgary where he studied general science and computer science.  He holds an Interprovincial Power Engineering Certification II Class.

Mr. Glenn Watt has been Vice President of Operations of the company since March 1, 2007 and a director of the company since November 28, 2005. Prior to his appointment with the company, Mr. Watt was the drilling and completions superintendent for a large royalty trust and prior to that he worked for another major oil & gas company as a completions superintendent. He has additional field experience working on drilling rigs in Alberta and British Columbia. Mr. Watt has an honors diploma in Petroleum Engineering Technology from the Northern Alberta Institute of Technology and a Bachelor of Applied Petroleum Engineering Technology Degree from the Southern Alberta Institute of Technology.

Mr. Peter Schriber has been a director of the company since November 28, 2005. Mr. Schriber is currently an independent financial consultant. Mr. Schriber is active in mergers and acquisitions as well as debt and equity financing for private and public companies. Prior to 1999 Mr. Schriber was a director and partner of a Vancouver based brokerage firm. Prior to that Mr. Schriber was a Vice President and Manager of Corporate Lending with the Canadian division of a Swiss Bank. Mr. Schriber has a degree in Commerce from a Swiss Institution and he graduated as a Fellow of the Institute of Canadian Bankers. Mr. Schriber is also a member of the Canadian Bankers Association.

Mr. Marvin Jones has been a director of the company since April 25, 2006.  Mr. Jones has more than 45 years of domestic and international oil and gas exploration experience.  During the last 30 years he has been engaged in management level drilling and contracting within the industry.  For more than the past five years, Mr. Jones has been employed an independent consultant. Prior to that, Mr. Jones was the president of Trinidad Drilling; he was the vice president of Challenger International Services; and he was the vice president of Thomson Industries.  He received the CAODC Honorary Life membership Award and is a past president of the CAODC and many other charitable, sports and public organizations.  Mr. Jones is a director of Aviator Petroleum, a company listed on the Toronto Venture Exchange.

Mr. William Brimacombe, C.A. has been Chief Financial Officer of the company since January 3, 2007.  Mr. Brimacombe has more than 35 years of domestic and international oil and gas financial management and reporting experience. From 2001 until 2006, prior to his appointment with Kodiak, he was Vice-President Finance of AltaCanada Energy, Inc., a public oil and gas company with interests in Alberta and Montana. Prior to that, Mr. Brimacombe has held positions with various public and private oil and gas companies as Treasurer, Controller and Financial Consultant. Mr. Brimacombe is a member of the Institute of Chartered Accountants of Alberta.

During the last five years, no officers or directors have been involved in any legal proceedings, bankruptcy proceedings, criminal proceedings or violated any federal or state securities or commodities laws or engaged in any activity that would limit their involvement in any type of business, securities or banking activities.

Directors

Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified.

Independence of Directors

Our common stock is traded on the over-the-counter bulletin board.  Therefore, the company is not required to have independent members of the board of directors.  However, Messrs. Schriber and Jones are independent directors.

Audit Committee and Financial Expert

Although not required to have one, the board of directors has formed an Audit Committee.  The members of the committee are Messrs. Peter Schriber (Chairman), Marvin Jones and Glenn Watt. Messrs. Jones and Schriber are independent directors.

The Audit Committee has a formal committee charter.  It acts in the following capacities: recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors' independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls.

Mr. Schriber is considered a financial expert.  He is an independent member of the board of directors.  His experience as a banker and investment banker has acquainted him with financial statement preparation and interpretative ability of accounting principals and accounting literature, including GAAP.

The Code of Ethics

We have adopted a formal code of ethics statement.

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

1)           Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2)           Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to the Securities and Exchange Commission and in other public communications made by the company.

3)           Compliance with applicable government laws, rules and regulations.

4)           The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

5)           Accountability for adherence to the code.

Shareholder – Director Communication

We have neither a nominating committee for persons to be proposed as directors for election to the board of directors nor a formal method of communicating nominees from shareholders. We do not have any restrictions on shareholder nominations under our articles of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Currently the board of directors decides on nominees, on the recommendation of one or more members of the board. Only two of the members of the board of directors are "independent." The board of directors will consider suggestions from individual shareholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the senior management persons and the directors of the company are generally the same persons, the board of directors has determined not to adopt a formal methodology for communications from shareholders on the belief that any communication would be brought to the boards' attention by virtue of the co-extensive employment.

Certain Relationships and Related Transactions

Officers and directors of the company, including Messrs. Mark Hlady, Glenn Watt (through 697580 Alberta Limited, a company controlled by him), Mr. Peter Schriber and Marvin Jones purchased an aggregate of 10,200,000 common shares of the company on December 22, 2005 at $0.02 per share for an aggregate of $204,000. These shares were not issued by the transfer agent until January 13, 2006 and were reflected in shareholders' equity as part of the caption "shares to be issued" at December 31, 2005.

For the years ended December 31, 2006 and 2005, the company paid $83,259 and $40,744, respectively, to Sicamous Oil & Gas Consultants Ltd., a company owned by Mr. William Tighe, the President & Chief Operating Officer of the company, for consulting services rendered by him.

For the years ended December 31, 2006 and 2005, the company paid $53,247 and $27,897, respectively, to MHC Corp., a company owned by Mr. Mark Hlady, the Chief Executive Officer of the company, for consulting services rendered by him.

During the year ended December 31, 2006 and 2005, the company paid $61,087 and $131,156, respectively, to companies which beneficially owned 9.3% and 9.1% in 2006 and 2005, respectively, of the company for investor relations services. Of this amount, investor relations services in the amount of $61,087 in 2006 and $54,793 in 2005 are included in “administrative expenses” and “private placement commissions” of $ Nil in 2006 and $26,363 in 2005 are included as share issue costs in “additional paid in capital.”

Mr. Marvin Jones, a director of the company, purchased 50,000 shares of the common capital stock of the company on December 28, 2005 at $0.50 per share for $25,000. These shares were not issued by the transfer agent until January 13, 2006 and were reflected in shareholders' equity as part of the caption "shares to be issued" at December 31, 2005.

During December, 2006, Mr. Marvin Jones, a director of the company, purchased 5,000 units comprising three flow-through shares and one common share at a price per unit of $6.40 Cdn. ($1.60 Cdn. per share). These shares were classified as “shares to be issued” as at December 31, 2006 as the share certificates were not issued until February, 2007.

As at December 31, 2006, no amounts were owing to any related parties for services rendered

Compensation

The following table summarizes compensation of our chief executive officer, president and chief financial officer for the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards	Option Awards (4)	Change in Pension Value and Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compens-ation	Total
B. Mark Hlady Chairman & Chief Executive Officer (1)	2006	$53,247	$0	$13,834	$0	$0	0	67,081

F. William Tighe President (2)	2006	$83,259	$0	$13,834	$0	$0	0	97,093

R. Mary Kennedy Chief Financial Officer(3)(5)	2006	$29,508	$0	$ 0	$0	$0	0	29,508

1)	Mr. Hlady's compensation was paid to MHC Corporation, a company owned by Mr. Mark Hlady.
2)	Mr. Tighe's compensation was paid to Sicamous Oil and Gas Consultants Ltd., a company owned by Mr. William Tighe.
3)	Ms. Kennedy's compensation was paid directly to Ms. Kennedy. Ms. Kennedy’s employment ended November 27, 2006
4)	This is the estimated cost of stock options granted based on the Black-Scholes valuation method.
5)	Mr. William Brimacombe was employed as the chief financial officer on January 3 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number Of Shares Not Vested	Market Value of Shares not Vested	Equity Incentive Plan Awards: Number of Shares not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares not Vested
B. Mark Hlady	200,000	66,667 (1)	--	$1.50	10/23/11	200,000			0
		66,667 (2)
		66,666 (3)

William S. Tighe	200,000	66,667 (1)	--	$1.50	10/23/11	200,000			0
		66,667 (2)
		66,666 (3)

Glen Watt	200,000	66,667 (1)	--	$1.50	10/23/11	200,000
		66,667 (2)
		66,666 (3)

William E. Brimacombe	280,000	93,334 (4)	-	$1.29	01/03/11	280,000
		93,333 (5)
		93,333 (6)

1) Options ves on 10/23/07
2) Option vest on 10/22/08
3) Options vest on 10/23/09
4) Options vest on 1/3/08
5) Options vest on 1/3/09
6) Options vest on 1/3/10

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number Of Shares Not Vested	Market Value of Shares not Vested	Equity Incentive Plan Awards: Number of Shares not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares not Vested

Peter Schriber	200,000	66,667 (1)		$1.50	10/23/11	200,000			0
		66,667 (2)
		66,666 (3)

Marvin Jones	200,000	66,667 (1)		$1.50	10/23/11	200,000			0
		66,667 (2)
		66,666 (3)

1)  Options vest on 10/23/07
2)  Options vest on 10/23/08
3)  Options vest on 10/23/09

Employment Agreements

On September 1, 2005, the Company entered into a consulting contract with Sicamous Oil & Gas Consultants Ltd., a company controlled by William S. Tighe, under the terms of which, Mr. Tighe will provide his services as President and Chief Operating Officer of the Company with a compensation package not exceeding approximate market rates that would be paid by similar-sized publicly traded petroleum and natural gas companies.

On September 1, 2005, the Company entered into a consulting contract with MHC Corporation, a company controlled by Mark Hlady, under the terms of which Mr. Hlady will provide his services as Chief Executive Officer of the Company at a monthly rate of $5,000.00.

On January 3, 2007, the Company entered into a consulting contract with William E. Brimacombe. C.A., under the terms of which, Mr. Brimacombe will provide his services as Chief Financial Officer of the Company with a compensation package not exceeding approximate market rates that would be paid by similar-sized publicly traded petroleum and natural gas companies.

On April 1, 2007, the Company entered into a consulting contract with Harbour Oilfield Consultants Ltd., a company controlled by Glenn Watt, under the terms of which, Mr. Watt will provide his services as Vice President - Operations of the Company with a compensation package not exceeding approximate market rates that would be paid by similar-sized publicly traded petroleum and natural gas companies.

Compensation discussion and analysis

Kodiak has four executive officers, three of whom are company's directors. The board of directors serves as the compensation committee with specific advice for the executive officers obtained from external sources by Peter Schreiber and advising the Board of his recommendations, and it initiates and approves most compensation decisions. Annual bonuses for executives are determined by the board of directors.

The goal of the compensation program is to adequately reward the efforts and achievements of executive officers for the management of the company. Kodiak has no pension plan and no deferred compensation arrangements.

We have formal consulting agreements with Mr. William Tighe, Mr. Mark Hlady, Mr Glenn Watt and their consulting companies and Mr. William Brimacombe. Sicamous Oil & Gas Consultants Ltd., a company owned by Mr. Tighe, is paid Cdn. $10,000 per month; MHC Corporation, a company owned by Mr. Hlady, is paid Cdn. $5,000 per month; Harbour Oilfield Services Ltd., a company owned by Mr. Watt, is paid Cdn. $10,000 per month and Mr. Brimacombe is paid at an hourly rate of Cdn. $100 per hour.

Directors of the company are not paid any cash compensation. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with attending board or committee meetings.

On January 4, 2006, the company discussed a stock-based compensation plan, under which each director of Kodiak would receive 66,000 options upon becoming a director and an additional 66,000 options in the second year and 66,000 options in the third year for each year or part of a year served as a director. On July 19, 2006 the stock option plan was approved by the shareholders of the Company. On October 23, 2006, options granted to directors were formalized to 200,000 shares per director. The exercise price of such options is the market price per share on the date of grant.

No named directors or executive officers exercised any stock options during fiscal 2005 or 2006.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by us to our non employee directors during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Glenn Watt	$0	N/A	$13,834	N/A	N/A	$0	$13,834

Marvin Jones	$0	N/A	$13,834	N/A	N/A	$0	$13,834

Peter Schriber	$0	N/A	$13,834	N/A	N/A	$0	$13,834

(1)	No stock awards were made during 2006.
(2)	This is the estimated cost of stock options granted October 23, 2006 based on the Black-Scholes valuation method.

Stock Option Plans

On January 4, 2006, the board of directors adopted a stock option plan authorizing up to 4,300,000 shares of common stock for structuring compensation arrangements and to provide an equity incentive for employees and others who are awarded shares under the plan.  The plan was originally approved by the stockholders on July 19, 2006.  The stockholders, on August 14, 2007, authorized an increase in the number of shares subject to the plan to 8,000,000 shares of common stock. None of the awards as provided under the plan are allocated to any particular person or class of persons among those eligible to receive awards. As at September 30, 2007, stock options have been awarded as follows: Directors – 1,000,000 shares; Executive Officers – 280,000; Other Personnel – 755,000 shares.  There are 6,065,000 shares under the plan that have not been allocated to awards, and 1,935,000 shares under the plan have been issued on granting of awards.

The plan is administered by the board of directors. The board of directors, at the time of an award determines the exercise price – normally 5 day weighted average at time of award, vesting schedule (typically 3 years) and expiration date. The minimum exercise price under the plan is fair market value on the date of grant. Awards may be granted to officers, directors, employees, and consultants.  Incentive options may only be granted to employees. The plan provides for acceleration of vesting of outstanding awards in certain events.

Principal Stockholders

The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class(2)
Mark Hlady (3)	3,466,666	3.64%
William Tighe (4)	12,966,666	13,83%
Glenn Watt (5)	9,000,000	9.65%
Peter Schriber(6)	3,000,000	3.22%
Marvin Jones(7)	380,000	*
William Brimacombe (8)	-	-
1164572 Alberta Limited (9)	5,096,000	5.4%
All directors and executive officers as a group (six persons)(10)	28,680,000	30.74%

____________________________________

*	Less than 1%.

(1)
Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them, subject to community property laws, where applicable.

(2)
There are 106,692,498 shares of common stock currently issued and outstanding.  Each person beneficially owns a percentage of our outstanding common shares which such person has the right to vote or dispose and can acquire within 60 days of November 12, 2007 upon the exercise or conversion of options, warrants or convertible securities.

(3)
Shares held directly by Mr. Mark Hlady.  The business address for Mr. Hlady is c/o Kodiak Energy, Inc., 734 7th Avenue S.W., Calgary, AB T2P 3P8.  Includes 66,666 shares subject to options exercisable within 60 days and does not include 133,334 shares which are not exercisable within 60 days.

(4)
Includes 12,900,000 shares held by Sicamous Oil & Gas Consultants, a company owned by Mr. William Tighe in which he has voting and dispositive power over the shares of common stock held by the company, includes 66,666 shares subject to options exercisable within 60 days but does not include stock options for 133,334 shares which are not currently exercisable within 60 days.  The business address of Mr. Tighe is c/o Kodiak Energy, Inc., 734 7th Avenue S.W., Calgary, AB T2P 3P8.

(5)
Includes 6,000,000 shares held directly by Mr. Glenn Watt.  Includes 3,000,000 shares held by 697580 Alberta Limited over which Mr. Watt has voting and dispositive power, but does not include stock options for 200,000 shares which are not exercisable within 60 days. The business address of Mr. Watt is c/o Kodiak Energy, Inc., 734 7th Avenue S.W., Calgary, AB T2P 3P8.

(6)
Includes 3,000,000 shares held directly by Mr. Peter Schriber, but does not include stock options for 200,000 shares which are not exercisable within 60 days. The business address of Mr. Schriber is c/o Kodiak Energy, Inc., 734 7th Avenue S.W., Calgary, AB T2P 3P8.

(7)
Shares held directly by Mr. Marvin Jones, but does not include stock options for 200,000 shares which are not exercisable within 60 days. The business address of Mr. Jones is c/o Kodiak Energy, Inc., 734 7th Avenue S.W., Calgary, AB T2P 3P8.

(8)	The business address of Mr. Brimacombe is c/o Kodiak Energy, Inc., 734 7th Avenue S.W., Calgary, AB T2P 3P8.

(9)	The business address for 1164572 Alberta Limited is Suite 327, 100, 1039 17th Ave. S.W. Calgary, Alberta, Canada.

(10)	See notes 3 through 8 above.

Description of Securities

Common Stock

Our certificate of incorporation authorizes us to issue up to 300,000,000 shares of common stock, par value $.001 per share.  There are 106,692,498 shares issued and outstanding as of the date of this prospectus.

Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends.  Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock.  The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively.  Holders of common stock have no preemptive rights.  All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Common Stock Purchase Warrants Issued to Investors

On July 1, 2006, in connection with the issuance of common stock in an offering pursuant to Regulation S, the company issued common stock purchase warrants to purchase up to 1,130,000 shares of common stock at a price of $2.70 if exercised before June 30, 2008 and thereafter at an exercise price of $3.50 until June 30, 2009, the date of expiration.

On February 20, 2007,in connection with the issuance of common stock in an offering pursuant to Regulation S, the company issued common stock purchase warrants to purchase up to 860,000 shares of common stock at an exercise price of $1.50 until February 20, 2009.

On May 10, 2007, in connection with the issuance of common stock in an offering pursuant to Regulation S, the company issued common stock purchase warrants to purchase up to 2,447,900 shares of common stock at an exercise price of $1.50 until May 10, 2009.

The above warrants were issued under agreements that are the same in their terms, other than the number, exercise price, and exercise periods.  Generally, the terms of the warrants include an exercise price that is subject to adjustment for stock dividends, stock splits, and corporate reorganization events, such as an amalgamation, merger, or consolidation.

Agent Common Stock Purchase Warrants 2007

In connection with the issuance of common stock in an offering pursuant to Regulation S, the company issued the following warrants to the placement agent: (a) a warrant to purchase 220,480 shares of common stock at $2.50 until March 28, 2009, (b) a warrant to purchase 149,334 shares of common stock at $3.00 until March 28, 2009, (c) a warrant to purchase 26,800 shares of common stock at $3.00 until April 3, 2009, (d) a warrant to purchase 80,000 shares of common stock at $2.50 until April 30, 2009, (e) a warrant to purchase 4,000 shares of common stock at $3.00 until April 30, 2009, and (f) a warrant to purchase 32,000 shares of common stock at $3.00 until May 1, 2009.  The exercise price is subject to adjustment for stock dividends, stock splits, and corporate reorganization events, such as an amalgamation, merger, or consolidation.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

We are subject to Section 203 of the Delaware General Corporation Law. Under certain circumstances, Section 203 limits the ability of an “interested stockholder” to effect various business combinations with our company for a three-year period following the time that a stockholder became an interested stockholder. An “interested stockholder” is defined as a holder of more than 15% of the outstanding voting stock. An interested stockholder may engage in a business combination transaction with us within the three-year period only if:

•	our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

•
the interested stockholder acquired at least 85% of the voting stock (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it became an interested stockholder; or

•
our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of our consolidated assets, and certain transactions that would increase the interested stockholder’s proportionate share ownership in our company.

Transfer Agent

The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey, 07716.

Selling Stockholders

Kodiak is registering the shares of common stock set forth herein in order to permit the selling stockholders to offer the shares for sale from time to time.  Except as otherwise noted and other than being a stockholder of Kodiak, the selling stockholders have not had any material relationship with the company within the past three years.

From September 28, 2007 to  November 1, 2007, Kodiak engaged in an offering under Regulation S.  In the offering, Kodiak entered into a series of securities purchase agreements with investors for the sale of an aggregate of 4,156,000 shares of common stock at a purchase price of $2.50 and 2,251,670 shares of common stock at a purchase price of $3.00, which latter purchase agreements provided for the flow through to the purchaser of certain tax credits that accrue to Kodiak for its operations in Canada. The offering was made pursuant to the requirements of Regulation S, exclusively outside the United States, to investors in Canada and Europe which met certain sophisticated, institutional or local accredited investor standards, as applicable.  Each of the investors and the selling agent made various representations concerning the offering to assure its qualification under Regulation S and about their ability to invest in the company on the basis of being a qualified investor pursuant to knowledge and sophistication, or their being an institutional investor or accredited investor.  The common stock is restricted from sale in the United States unless registered for sale, as provided in this prospectus, or pursuant to an exemption from the registration requirements of the United States and the states.  In connection with the offering, the company engaged Research Capital Corporation as the selling agent.  Research was paid a cash fee of $1,371,600, and issued warrants to purchase shares of common stock as follows: (a) a warrant to purchase 220,480 shares of common stock at $2.50 until March 28, 2009, (b) a warrant to purchase 149,334 shares of common stock at $3.00 until March 28, 2009, and (c) a warrant to purchase 26,800 shares of common stock at $3.00 until April 3, 2009, (d) a warrant to purchase 80,000 shares of common stock at $2.50 until April 30, 2009, (e) a warrant to purchase 4,000 shares of common stock at $3.00 until April 30, 2009, and (f) a warrant to purchase 32,000 shares of common stock at $3.00 until May 1, 2009.

On September 28, 2007, Kodiak entered into an asset acquisition agreement with Thunder River Energy, Inc. for various petroleum and natural gas assets and related data and assets.  As part of the consideration for the assets, Kodiak issued 7,000,000 shares to Thunder, pursuant to an offering, based on various representations of Thunder as to its ability to accept the shares, the non-United States nature of the offering and the transfer restrictions.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of November 12, 2007, assuming exercise of the warrants held by the selling stockholders on that date, if any.

The fifth column lists the shares of common stock being offered by this prospectus by the selling stockholders.

Kodiak has not entered into any formal agreement for the registration of any of the common stock being registered for sale under this prospectus.  The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

	Prior to Offering			After Offering
	Maximum Number of Shares that may be Beneficially Owned	Percentage Of Class	Maximum Number or Shares that may be Sold	Number of Shares Beneficially Owned	Percentage Of Class
John Boddie	1,700	*	1,700	Nil	*
Maurice Dongier	5,000	*	5,000	Nil	*
Suzanne Dongier	5,000	*	5,000	Nil	*
Pauling Gertler	5,000	*	5,000	Nil	*
David Glickman	10,000	*	10,000	Nil	*
Gabor Jellinek	10,000	*	10,000	Nil	*
Kenneth Lester	10,000	*	10,000	Nil	*
Joel Milgrant	5,000	*	5,000	Nil	*
Peter Rorlick	10,000	*	10,000	Nil	*
Marc Rubin	5,000	*	5,000	Nil	*
Adam Steinberg	5,000	*	5,000	Nil	*
Peter Dlouhy	10,000	*	10,000	Nil	*
Adam Christilaw	1,670	*	1,670	Nil	*
David Christilaw	2,500	*	2,500	Nil	*
David Rees	2,500	*	2,500	Nil	*
Front Street F.T 2007-L.P.(1)	1,000,000	0.9%	1,000,000	Nil	*
Qwest Energy 2007-II Flow Through Limited Partnership.	335,000	0.2%	335,000	Nil	*
Kirk Haines	158,500	0.1%	16,000	142,500	0.1%
Richard Spice	10,000	*	10,000	Nil	*
Harbans Aulakh	6,000	*	6,000	Nil	*

Warren Ouellette	7,000	*	7,000	Nil	*
William Dunlop	35,000	*	35,000	Nil	*
Paul Lefebvre	3,300	*	3,300	Nil	*
Rafael Tirado	2,250	*	2,250	Nil	*
Russell Burrows	2,250	*	2,250	Nil	*
Yannik LaLonde	2,250	*	2,250	Nil	*
Roy Orr	2,250	*	2,250	Nil	*
Harish Gupta	5,000	*	5,000	Nil	*
Joseph Raza	5,000	*	5,000	Nil	*
Dinesh Gupta	12,000	*	12,000	Nil	*
Rakesh Gupta	3,000	*	3,000	Nil	*
CMP 2007 Resource Limited Partnership	223,600	0.2%	223,600	Nil	*
Canada Dominion Resources 2007 Limited Partnership	443,400	0.4%	443,400	Nil	*
Research Capital ITF a/c 2858BE6	40,000	*	40,000	Nil	*
Private Money Management	5,000	*	5,000	Nil	*
Research Capital ITF a/c 5336XL0	2,000	*	2,000	Nil	*
John R Graham	20,000	*	20,000	Nil	*
Suzanne Isaacson	20,000	*	20,000	Nil	*
AJK Investments	5,000	*	5,000	Nil	*
Marion Bailey	40,000	*	40,000	Nil	*
Roytor & Co c/o Income Collections	2,400,000	2.1%	2,400,000	Nil	*
Paul Stephanson	40,000	*(1)	40,000	Nil	*
Rahn & Bodmer Bank (10)	1,127,000	1.0%	1,027,000	100,000	0.1%
Heath Foods Inc.	7,000	*	7,000	Nil	*
LPADP	150,000	0.1%	150,000	Nil	*
LB (Swiss) Private Bank Ltd.	5,893,332	5.2%	400,000	5,493,332	5.5%
Hugh I. Mosaheb	50,000	*	50,000	Nil	*
Research Capital Corporation	512,614	0.5%	512,614	Nil	*
Thunder River Energy Inc.	7,000,000	6.2%	7,000,000	Nil	*
Total	19,656,116	17.3%	13,920,284	5,735,832	5.7%

*	less than 0.1%.

Plan of Distribution

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The company is required to pay certain fees and expenses incurred by the company incident to the registration of the shares.  The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholder swill be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

Golenbock Eiseman Assor Bell & Peskoe LLP, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

Experts

Our audited financial statements for the periods ended December 31, 2005 and 2006 have been included in the registration statement in reliance upon the report of Meyers Norris Penny LLP, independent registered public accountants appearing in this registration statement, and upon the authority of that firm as experts in accounting and auditing.

Where You Can Find Additional Information

We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC.  For further information, please see the registration statement and accompanying exhibits.  Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions.  The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC’s principal office at 100 F. Street, N.E., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC.  Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC’s website,

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and the Stockholders of
Kodiak Energy, Inc.

We have audited the accompanying consolidated balance sheets of Kodiak Energy, Inc. (The "Company and subsidiaries") as of December 31, 2006 and 2005 (as re-stated) and the consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2006 and 2005 (as re-stated) and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company's ability to continue as a going concern is dependent on obtaining sufficient working capital to fund future operations. Management's plan in regard to these matters is also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Meyers Norris Penny LLP

Chartered Accountants
Calgary, Canada
March 26, 2007

Audited Consolidated Balance Sheet as of December 31, 2006
(Development Stage Company Going Concern Uncertainty - Note 1)

	December 31, 2006	December 31, 2005 (Restated – Note 2)

Assets

Current Assets:
Cash	$448,346	$190,651
Accounts Receivable	685,975	12,676
Prepaid Expenses and Deposits (Note 4)	196,838	67,850
	1,331,159	271,177

Other Assets (Note 5)	49,860	20,249

Capital Assets (Notes 3 and 6):
Oil & Gas Properties	1,270,253	250,318
Property & Equipment	55,803	14,586
	1,326,056	264,904
	$2,707,075	$556,330

Liabilities and Shareholders' Deficiency

Current Liabilities:
Accounts Payable	585,253	28,553
Accrued Liabilities	273,850	153,859
Convertible Debt (Note 7)	-	41,189
	859,103	223,601

Asset Retirement Obligations (Note 8)	90,911	-
	950,014	223,601

Shareholders' Equity
Share Capital (Note 9):
Authorized:
300,000,000 (2005 - 100,000,000) Common Shares Par Value .001 Each Issued & Outstanding 89,946,468 (2005 - 474,028) Common Shares	89,946	474
Share Subscription Receivable	-	(72,000)
Shares Issuable (Note 9)	538,328	773,637
Additional Paid in Capital	5,143,608	834,561
Deficit Accumulated during the Development Stage	(4,063,776)	(1,196,403)
Contributed Surplus (Note 10)	69,169	-
Other Comprehensive Loss	(20,214)	(7,540)
	1,757,061	332,729
	$2,707,075	$556,330

(See accompanying notes to the consolidated financial statements)

Audited Consolidated Statements of Operations for the years ended December 31, 2006 and 2005
(Development Stage Company Going Concern Uncertainty - Note 1)

	December 31, 2006	December 31, 2005 (Restated - Note 2)	Cumulative Since Inception April 7, 2004 to December 31, 2006 (Restated - Note 2)

REVENUES, net of royalties	$27,134	$-	$27,134

EXPENSES
Operating	13,572	-	13,572
General and Administrative	1,308,320	323,744	1,669,676
Stock-based Compensation	69,169	-	69,169
Depletion, Depreciation and Accretion (Note 6)	1,507,021	1,235	1,508,256
Interest Expense	-	808,811	808,811
	2,898,082	1,133,790	4,069,484

Loss Before Other Expenses (Income)	2,870,948	1,133,790	4,042,350

Other Expenses (Income) Loss from valuation adjustment	-	-	25,000
Interest Income	(3,574)	-	(3,574)

	(3,574)	-	21,426
NET LOSS	2,867,374	1,133,790	4,063,776

(See accompanying notes to the consolidated financial statements)

Audited  Consolidated Statements of Shareholders' Equity/(Deficiency) Period April 7, 2004 (Date of Inception)
to December 31, 2006
(Development Stage Company Going Concern Uncertainty - Note 1)

	Number of Common shares	Amount	Additional Paid in Capital	Deficit Accumulated during the Development Stage (Restated – Note 2)	Accumulated Other Comprehensive Loss (Restated – Note 2)	Contributed Surplus	Shares Issuable (Restated- Note 2)	Total Shareholder's Equity (Restated- Note 2)

Pre Bankruptcy	324,028	$324	$1,813,853	$(1,814,176)	-		-	-
Fresh Start Adjustments			(1,813,853)	1,814,176	$(324)		-	-
Balance at April 7, 2004	324,028	324	-	-	(324)		-	-
Issuance of common stock	150,000	150	24,850	-	-		-	25,000
Contributions to capital		-	900	-	-		-	900
Net loss		-	-	(62,613)	-		-	(62,613)

Balance at Dec 31, 2004	474,028	474	25,750	(62,613)	(324)		-	(36,713)

Net loss		-	-	(1,133,790)	-		-	(1,133,790)
Foreign currency translation		-	-	-	(7,216)		-	(7,216)
Total comprehensive loss				(1,133,790)	(7,216)			(1,141,006)
Beneficial conversion of debt		-	808,811	-	-		-	808,811
Shares to be issued		-	-	-			773,637	773,637
Share subscription receivable		-	-	-			(72,000)	(72,000)
Balance at Dec 31, 2005	474,028	$474	$834,561	$(1,196,403)	$(7,540)		$701,637	$332,729

Net loss		-	-	(2,867,374)	-		-	(2,867,374)
Foreign currency translation		-	-	-	(12,675)		-	(12,675)
Total comprehensive loss				(2,867,374)	(12,675)			(2,880,049)
Issuance of common stock	89,472,440	89,472	4,309,047	-	-		(701,637)	3,696,882
Shares to be issued		-	-	-	-		538,328	538,328
Stock based compensation		-	-	-	-	69,169	-	69,169

Balance at Dec 31, 2006	89,946,468	$89,946	$5,143,608	$(4,063,776)	$(20,214)	69,169	$538,328	$1,757,061

(See accompanying notes to the consolidated financial statements)

Audited  Consolidated Statements of Cash Flows for the years ended December 31,2006 and 2005
(Development Stage Company
Going Concern Uncertainty - Note 1)

	Year Ended December 31, 2006	Year Ended December 31, 2005 (Restated - Note 2)	Cumulative Since Inception April 7, 2004 to December 31, 2006 (Restated - Note 2)

Operating Activities:
Net Loss	$(2,867,374)	$(1,133,790)	$(4,063,776)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, Depreciation and Accretion	1,507,021	1,235	1,508,256
Interest Expense	-	808,811	808,811
Stock-Based Investor Relations Expense	337,500	-	337,500
Stock-Based Compensation	69,169	-	69,169
Foreign Currency Translation	(12,675)	(7,216)	(20,214)
Contributions to Capital	-	-	900

Changes in Non-Cash Working Capital:
Change In Accounts Receivables	(20,483)	(12,676)	(32,836)
Change In Prepaid Expenses	9,955	(57,850)	(47,895)
Change In Accounts Payable	91,852	21,553	113,405
Change In Accrued Liabilities	(36,395)	72,786	13,104
Loss From Valuation Adjustment	-	-	25,000

Net Cash Used In Operating Activities	(921,430)	(307,147)	(1,228,576)

Investment Activities:
Additions To Capital Assets	(2,435,750)	(266,139)	(2,701,890)
Additions To Other Assets	(29,611)	(20,249)	(49,860)

Changes In Non-Cash Working Capital:
Change In Accounts Receivable	(653,139)	-	(653,139)
Change In Prepaid Expenses	(138,943)	-	(138,943)
Change In Accounts Payable	434,778	7,000	441,778
Change In Accrued Liabilities	156,386	44,360	200,746

Net Cash Used In Investment Activities	(2,666,279)	(235,028)	(2,901,308)

Financing Activities Shares Issued and Issuable	3,856,521	701,637	4,558,158
Changes In Non-Cash Working Capital:
Change In Prepaid Expenses	-	(10,000)	(10,000)
Change In Accounts Payable	30,072	-	30,072
Change In Convertible Debt	(41,189)	41,189	-

Net Cash Provided By Financing Activities	3,845,404	732,826	4,578,229

Net Cash Increase	257,695	190,651	448,346
Cash beginning of year	190,651	-	-

Cash end of year	$448,346	190,651	448,346

(See accompanying notes to the consolidated financial statements)

NOTES TO Audited  CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 Stated in US dollars

1. ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN UNCERTAINTY

The accompanying consolidated financial statements include the accounts of Kodiak Energy Inc. and subsidiaries (collectively "Kodiak", the "Company", "we", "us" or "our") as at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the cumulative period from April 7, 2004 (inception)until December 31, 2006, and are presented in accordance with generally accepted accounting principles in the United States of America ("U. S. GAAP"),except as outlined in Note 2.

The Company was incorporated under the laws of the state of Delaware on December 15, 1999 under the name "Island Critical Care, Corp." with authorized common stock of 50,000,000 shares with a par value of $0.001. On December 30, 2004 the name was changed to "Kodiak Energy, Inc." and the authorized common stock was increased to 100,000,000 shares with the same par value. On January 17, 2005 the Company affected a reverse split of 100 outstanding shares for one share. These consolidated financial statements have been prepared showing post split shares from inception. The Company was engaged in the development of the manufacture and distribution of medical instrumentation and it became inactive after the bankruptcy outlined below.

The Company is in the development stage and its efforts have been principally devoted to the raising of capital, organizational infrastructure development and the acquisition of oil and gas properties for the purpose of future extraction of resources.

Bankruptcy

On February 5, 2003 the Company filed a petition for bankruptcy in the District of Prince Edward Island, Division No. 01-Prince Edward Island Court No. 1713, Estate No. 51-104460, titled "Island Critical Care Corp.". The Company emerged from bankruptcy pursuant to a Bankruptcy Court Order entered on April 7, 2004 with no remaining assets or liabilities and adopted Fresh Start Accounting.

The terms of the bankruptcy settlement included the authorization for the issuance of 150,000 post split restricted common shares in exchange for $25,000, which was paid into the bankruptcy court by the recipient of the shares.

The Company emerged from bankruptcy as a development stage company.

Going Concern Uncertainty

These consolidated financial statements have been prepared assuming the Company will continue as a going concern, which presumes the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has not generated positive cash flow since inception and has incurred operating losses and will need working capital for its future planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining sufficient working capital to finance ongoing operations. The management of the Company has developed a strategy to address this uncertainty, including additional loans from officers and equity funding; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. These financial statements do not reflect the adjustments or reclassification of assets and liabilities that would be necessary if the Company were unable to continue its operations.

2. RESTATEMENT

In November, 2006, it was determined that it was necessary to restate the financial results for the year ended December 31, 2005 and for the periods ended March 31, 2006 and June 30, 2006. The purpose of the restatements is to correct errors found in accounting for transactions resulting from a lack of adequate procedures necessary to insure that records were maintained in reasonable detail to fairly reflect the transactions of the Company in the start up phase of operations. More specifically the errors found are outlined as follows:

*	Capitalization of items which should have been expensed under the successful efforts method of accounting for oil and gas property
*	Not recognizing the beneficial conversion feature of debt payable in common shares of the Company
*	Certain expenses paid after year end not being accrued for at period end
*	Expensing costs relating to issuance of common shares
*	Calculation errors made in the translation of Canadian operations to U.S. dollars

The Company's quarterly reporting in 2005 was not affected as the operations of the Company commenced in the fourth quarter.

In addition to the above noted errors, the Company changed its policy for accounting for oil and gas properties. The Company decided to change its accounting policy for oil and gas properties and adopt the full cost method to better reflect the assets on a country-by-country basis and so the Company's financial position is more comparable to its peers in the oil and gas industry.

Effects of the restatement by line item follow:

Consolidated Balance Sheet

	December 31, 2005 As Previously Reported	Impact of Errors	Change in Accounting Policy	December 31, 2005 As Restated

Cash	$235,793	$(45,142)		$190,651
Other Receivables	6,470	6,206		12,676
Prepaid Expenses	57,850	10,000		67,850
Total Current Assets	300,113	(28,936)		271,177

Other Assets	-	20,249		20,249

Oil & Gas Properties	267,956	(149,638)	$132,000	250,318
Furniture and Fixtures	13,903	1,918		15,821
Accumulated Amortization	(1,075)	(160)		(1,235)
Total Property, Plant & Equipment	280,784	(147,880)	132,000	264,904
Total Assets	580,897	(156,567)	132,000	556,330

Accounts Payable	101,255	(72,702)		28,553
Accrued Expenses	4,590	149,269		153,859
Convertible debt	-	41,189		41,189
Total Current Liabilities	105,845	117,756		223,601

Shares to be issued	800,000	26,263		773,637
Share subscription receivable	-	(72,000)	-	(72,000)
Additional paid in capital	25,750	808,811		834,561
Deficit Accumulated During the Development Stage	(309,502)	(1,018,901)	132,000	(1,196,403)
Accumulated Other Comprehensive Loss	(41,669)	34,130		(7,540)
Total Shareholders' Equity	475,052	(274,323)	132,000	332,729
Total Liabilities & Shareholders' Equity	$580,897	$(156,567)	$132,000	$556,330

Consolidated Statement of Operations

	Year Ended Dec 31, 2005 As Previously Reported	Impact of Errors	Change in Accounting Policy	Year Ended Dec 31, 2005 As Restated

Administrative Expense	$245,814	$209,930	$(132,000)	$323,744

Interest Expense	-	808,811	-	808,811

Loss Before Other Expense	(245,814)	(1,018,741)	132,000	(1,132,555)

Amortization of Furniture & Fixtures	(1,075)	(160)	-	(1,235)
Net Loss	$(246,889)	$(1,018,901)	$132,000	$(1,133,790)
Basic & Diluted Loss per Share	$(0.52)	$(2.15)	$0.28	$(2.39)

Consolidated Statement of Shareholders' Equity Period April 7, 2004 (Date of Inception) to December 31, 2005

	Additional Paid in Capital	Deficit Accumulated during the Development Stage	Accumulated Other Comprehensive Loss	Shares Issuable	Total Shareholders' Equity

Balance December 31, 2005 as Previously Reported	$25,750	$(309,502)	$(41,669)	$800,000	$475,052

Impact of Errors	808,811	(1,018,901)	34,129	(98,363)	(274,323)

Change in Accounting Policy	-	132,000	-	-	132,000

Balance December 31, 2005 as Restated	834,561	$(1,196,403)	$(7,540)	$701,637	$332,729

Consolidated Statement of Cash Flow

	Year Ended December 31, 2005 As Previously Reported	Impact of Errors	Change in Accounting Policy	Year Ended December 31, 2005 As Restated

Net Loss	$(246,889)	$(1,018,901)	$132,000	$(1,133,790)
Amortization of Furniture & Fixtures	1,075	160		1,235
Compensation Expense	-	808,811		808,811
Foreign Currency Translation	(41,346)	34,130		(7,216)
Change in Other Receivables	(6,470)	(6,206)		(12,676)
Change in Accounts Payable	64,542	(42,989)		21,553
Change in Accrued Expenses	4,590	68,196		72,786
Change in Cash Used in Operating Activity	(282,348)	(115,610)	132,000	(307,147)

Investing Activities
Additions to Property, Plant & Equip.	(281,859)	(116,280)	132,000	(266,139)
Additions to Other Assets	-	(20,249)		(20,249)
Accounts Payable	-	7,000		7,000
Change in Accrued Expenses		44,360		44,360
Cash Used in Investing Activities	(281,859)	(85,169)	132,000	(235,028)

Financing Activities
Shares to be Issued	800,000	(98,363)		773,637
Share Subscription receivable				(72,000)
Change in Prepaid Expenses	(10,000)			(10,000)
Convertible Debt	-	41,189		41,189
Cash Provided by Financing Activities	800,000	(108,363)		732,826

Net Cash Increase	235,793	(309,142)	264,000	190,651

Cash End of Period $ 235,793 $ (309,142) $ 264,000 $ 190,651

The impact of the errors and change in accounting policy on the period from April 7, 2004 to December 31, 2005 is identical to the impact for the year ended December 31, 2005 as noted in the above schedules. There was no impact on the December 31, 2004 balance sheet.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Kodiak Petroleum ULC, Kodiak Petroleum (Montana), Inc., and Kodiak Petroleum (Utah), Inc. All intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about allowances for valuation of deferred tax assets. Accounts receivable are stated after evaluation as to their collectability and an appropriate allowance for doubtful accounts is provided where considered necessary. The provision for asset retirement obligation, depletion, as well as management's impairment assessment on its oil and gas properties and other long lived assets are based on estimates and by their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in these estimates, in future periods, could be significant.

Joint Venture Operations

In instances where the Company's oil and gas activities are conducted jointly with others, the Company's accounts reflect only its proportionate interest in such activities.

Oil and Gas Properties

Under the full cost method of accounting for oil and gas operations all costs associated with the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, production equipment and overhead charges directly related to acquisition, exploration and development activities. Proceeds from the sale of oil and gas properties are applied against capitalized costs with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and depreciation in a particular country, in which case a gain or loss on disposal is recorded.

Capitalized costs within each country are depleted and depreciated on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. Oil and gas reserves and production are converted into equivalent units on the basis of 6,000 cubic feet of natural gas to one barrel of oil. Depletion and depreciation is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future costs to be incurred in developing proved reserves, net of estimated salvage value.

An impairment loss is recognized in net earnings if the carrying amount of a cost center exceeds the "cost center ceiling". The carrying amount of the cost center includes the capitalized costs of proved oil and natural gas properties, net of accumulated depletion and deferred income taxes and the cost center ceiling is the present value of the estimated future net cash flows from proved oil and natural gas reserves discounted at ten percent (net of related tax effects) plus the lower of cost or fair value of unproved properties included in the costs being amortized (and/or the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves).

Costs of acquiring and evaluating unproved properties and major development projects are initially excluded from the depletion and depreciation calculation until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs based on the percentage of reserves assigned to each project over the expected total reserves when the project was initiated. These costs are assessed periodically to ascertain whether impairment has occurred.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of assets is provided by use of a declining balance method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

Asset Retirement Obligations

The Company recognizes a liability for asset retirement obligations in the period in which they are incurred and in which a reasonable estimate of such costs can be made. Asset retirement obligations include those legal obligations where the Company will be required to retire tangible long-lived assets such as producing well sites. The asset retirement obligation is measured at fair value and recorded as a liability and capitalized as part of the cost of the related long-lived asset as an asset retirement cost. The asset retirement obligation accretes until the time the asset retirement obligation is expected to settle while the asset retirement costs included in oil and gas properties are amortized using the unit-of-production method.

Amortization of asset retirement costs and accretion of the asset retirement obligation are included in depletion, depreciation and accretion. Actual asset retirement costs are recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded in depletion, depreciation and accretion.

Environmental

Oil and gas activities are subject to extensive federal, provincial, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. To date, the Company has not recognized any environmental obligations as production has been insignificant and we have not actively produced since October, 2006.

Income Taxes

Income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Share Based Compensation

The Company records compensation expense in the Consolidated Financial Statements for share based payments using the fair value method pursuant to Financial Accounting Standards Board Statement ("FASB") No. 123R. The fair value of share-based compensation to employees will be determined using an option pricing model at the time of grant. Fair value for common shares issued for goods or services rendered by non-employees are measured based on the fair value of the goods or services received. Stock-based compensation expense is included in general and administrative expense with a corresponding increase to Contributed Surplus. Upon the exercise of the stock options, consideration paid together with the previously recognized contributed surplus is recorded as an increase in share capital.

Foreign Currency Translation

The functional currency for the Company's foreign operations is the Canadian dollar. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, while income, expenses and cash flows are translated at the average exchange rates for the period. The resulting translation adjustments are recorded as a component of other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income/expenses.

Revenue Recognition

Revenues from the sale of petroleum and natural gas are recorded when title passes from the Company to its petroleum and/or natural gas purchaser and collectibility is reasonably assured.

Loss Per Common Share

Basic earnings/loss per common share is computed by dividing net earnings/loss by the weighted average number of common shares outstanding for the period. Diluted earnings/loss per common share is computed after giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants, contingent stock, conversion of debentures and preferred stock outstanding. The dilutive effect of potential common shares is not considered in the EPS calculations for these periods as the impact would have been anti-dilutive.

4. PREPAID EXPENSES AND DEPOSITS

Included in Prepaid Expenses and Deposits at December 31, 2006 is an amount of $170,884 representing the Company's share of a refundable work deposit with the Northwest Territories.

5. OTHER ASSETS

Other assets represent long term deposits required by regulatory authorities for environmental obligations for well abandonment and restoration.

		2005
	2006	(restated)

Alberta Energy and Utility Board Drilling Deposit	23,808	20,249
Alberta Energy Royalty Deposit	4,074	-
British Columbia Oil and Gas Commission Deposit	21,978	-

Ending Balance	$49,860	$20,249

6. CAPITAL ASSETS

	Cost	Accumulated Depreciation and Depletion	Net Book Value December 31, 2006

Oil and Gas Properties:

Canada	$2,182,075	$1,476,657	$705,418
United States	564,835	-	564,835

Sub-total	2,746,910	1,476,657	1,270,253

Furniture and Fixtures	69,564	13,761	55,803

Total	$2,816,474	$1,490,418	$1,326,056

	Cost	Accumulated Depreciation and Depletion	Net Book Value December 31, 2005 (Restated)

Oil and gas Properties:

Canada	$118,318	$-	$118,318
United States	132,000	-	132,000

Sub-total	250,318	-	250,318

Furniture and Fixtures	15,821	1,235	14,586

Total	$266,139	$1,235	$264,904

The Company has not capitalized any general and administrative costs attributable to acquisition, exploration and development activities.

Unproved Properties

Included in oil and gas properties are costs of $866,152 (2005 - $118,318) related to Canadian unproved properties and $564,835 (2005 - $132,000) related to United States unproved properties, valued at cost, that have been excluded from costs subject to depletion.

Ceiling Test

The Company has performed ceiling tests for its Canadian and United States geographical cost centers and has determined that impairment exists in its Canadian cost center as at December 31, 2006. Consequently, a writedown of $1,419,946 was recorded as depletion and depreciation expense.

7. CONVERTIBLE DEBT

Debt of 41,189 as at December 31, 2005 was non-interest bearing and convertible to common shares of the Company pursuant to the stock for services compensation plan. A beneficial conversion feature of $808,811 was calculated on the debt for the year ended December 31, 2005 representing the difference between the conversion price and the fair value of the common stock at the commitment date. This amount is recorded as interest expense and an increase in additional paid in capital. The Company issued 1,000,000 shares in January, 2006 to settle this debt pursuant to the stock for services compensation plan. Debt was reduced by $41,189 and Shares Issued increased by $1,000 and Additional Paid-in Capital increased by $40,189.

8. ASSET RETIREMENT OBLIGATIONS

Changes in the carrying amounts of the asset retirement obligations associated with the Company's oil and natural gas properties are as follows:

2006
Asset retirement obligations, December 31, 2005	-
Obligations incurred	86,193
Accretion	4,718
Asset retirement obligations, December 31, 2006	90,911

At December 31, 2006 the estimated total undiscounted amount required to settle the asset retirement obligations was $126,307. These obligations will be settled at the end of the useful lives of the underlying assets, which currently extends up to 8 years into the future. This amount has been discounted using a credit adjusted risk-free interest rate of 7.5% and a rate of inflation of 2.5%.

9. SHARE CAPITAL

Authorized:

300,000,000 (2005 - 100,000,000) common shares at $0.001 par value

Issued	Number	Par Value	Additional Paid in Capital

Balance December 31, 2004	474,028	$474	$25,750
Beneficial conversion of debt (Note 7)	-	-	808,811
Balance December 31, 2005	474,028	474	834,561
Private Placement, net of costs(a)	16,000,000	16,000	756,655
Private Placement, net of costs(b)	933,324	933	1,259,067
Issued for service(c)	1,000,000	1,000	40,189
2:1 Stock split(d)	18,407,352	18,407	(18,407)
Issued for service, net of costs(e)	7,500,000	7,500	314,474
2:1 Stock split(f)	44,314,714	44,315	(44,315)
Private Placement, net of costs(g)	1,130,000	1,130	1,766,130
Private Placement, net of costs(h)	187,050	187	235,254
Balance December 31, 2006	89,946,468	$89,946	$5,143,608

At the annual general meeting held on July 18, 2006, the shareholders of the Company voted in favor of increasing the authorized common shares to 300,000,000.

Shares to be Issued	2006		2005
	Number	Value	Number	Value

Opening Balance	16,000,000	$773,637	-	$-
Issued during the year	(16,000,000)	(773,637)	-	-
Private placement, net of costs (a)	-	-	16,000,000	773,637
Private placement, net of costs (h)	30,000	38,768	-	-
Private placement, net of costs (i)	440,000	499,560	-	-

Ending Balance	470,000	$538,328	16,000,000	$773,637

(a) On January 13, 2006, 16,000,000 shares of common stock were issued pursuant to two private placements that closed December 22, 2005 (15,000,000 shares for gross proceeds of $300,000) and December 30, 2005 (1,000,000 shares, for gross proceeds of $500,000) respectively, recorded as "Shares Issuable" at December 31, 2005 in the amount of $773,637 (net of share issue costs of $26,363) as the share certificates were not issued until January 13, 2006.

(b) The Company closed a private placement in January for 933,324 common shares at a price of $1.50 per share for gross proceeds of $1,400,000. Share issue costs associated with this private placement totaled $140,000.

(c) The Company issued 1,000,000 shares in January, 2006 to settle debt of $41,189 (Note 7) pursuant to the stock for services compensation plan. A beneficial conversion feature of $808,811 was calculated on the debt for the year ended December 31, 2005 representing the difference between the conversion price and the fair value of the common stock at the commitment date. This amount was recorded as interest expense and an increase in additional paid in capital for the year ended December 31, 2005.

(d) On February 20, 2006 the Company's stock split forward by paying a stock dividend to our existing shareholders. All shareholders of record on February 14, 2006 received 1 dividend share for every share they owned amounting to 18,407,362 shares of common stock issued.

(e) During 2006, the Company issued 7,500,000 common shares, pursuant to an S8 registration, for services provided to the Company that have been recorded under the provisions of SFAS No. 123R relating to transactions with non-employees where the fair value of the investor relations services rendered has been recorded as General & Administrative Expense and an increase in Additional Paid In Capital (less share issue costs of $15,526). The recorded value of the transaction was $337,500 and was based on the value of the invoices rendered for the services provided and an allowance for the lack of liquidity in the market for the Company's common shares. These transactions were in the normal course of business and agreed to by the non-employees and the Company based on negotiation and accordingly had been measured at the exchange amounts.

(f) On May 1, 2006 the Company's stock split forward by paying a stock dividend to our existing shareholders. All shareholders of record on April 28, 2006 received 1 dividend share for every share they owned amounting to 44,314,714 shares of common stock issued.

(g) In June 2006 the Company closed a private placement for 1,130,000 units at a price of $1.70 per unit for gross proceeds of $1,921,000. Each unit entitled the subscriber to one common share of the Company and one warrant. Share issue costs associated with this private placement totaled $153,740.

(h) In December 2006, the Company closed private placements for 54,365 units (217,450 common shares) at a price per unit of $6.40 Cdn. ($1.60 Cdn. per share) for aggregate proceeds of $348,000. Each unit entitles the subscriber to three flow-through common shares and one common share. The flow-through shares entitle the holder to a Canadian Exploration Expense deduction under the Canada Income Tax Act. Of these shares, 30,000 were classified, net of share issue costs of $38,768, as Shares To Be Issued as at December 31, 2006 as the share certificates were not issued until February, 2007.

(i) On December 22, 2006, the Company closed a private placement for 440,000 units at a price of $1.25 per unit for gross proceeds of $550,000. Each unit entitled the subscriber to one common share of the Company and one warrant. These common shares were classified, net of share issue costs of $50,000, as Shares To Be Issued as at December 31, 2006 as the share certificates were not issued until January, 2007. Each warrant entitles the warrant holder to exchange one warrant for one common share at a price at a price of $2.50 until June 30, 2008 and $3.50 from July 1, 2008 to June 30, 2011.

At December 31, 2006, the following common shares were reserved for issuance:

	Exercise Price ($)	Equivalent Shares Outstanding	Weighted Average Years to Expiry	Option Shares Vested

Stock Option Plan	$1.50	1,000,000	4.81	Nil
Warrants	$2.50-$3.50	1,570,000	4.50	-

Pursuant to private placements in June, 2006 and December, 2006, the Company has 1,570,000 warrants outstanding as of December 31, 2006. Each warrant entitles the warrant holder to exchange one warrant for one common share at a price of $2.50 until June 30, 2008 and $3.50 from July 1, 2008 to June 30, 2011.

The Company has a stock option plan under which it may grant options to its directors, officers, employees and consultants for up to a maximum of *% of its issued and outstanding common shares at market price at the date of grant for up to a maximum term of five years. Options are exercisable equally over the first three years of the term of the option. As at December 31, 2006, none of the outstanding options were exercised. On October 23, 2006, the Company granted options for 1,000,000 common shares to five directors of the Company. Also on October 23, 2006 the Company granted options for 280,000 common shares to an officer of the Company, which options were cancelled in December 2006.

A summary of the status of the plan is as follows:

	Expiry Date	Number of Option Shares	Weighted Average Exercise Price	Total Value

Balance December 31, 2005 and 2004		-	-	-

Options Granted October 23, 2006	Oct 23/11	1,280,000	$1.50	$1,920,000
Options Cancelled		(280,000)	$1.50	(420,000)
Balance December 31, 2006		1,000,000	$1.50	$1,500,000

10. STOCK-BASED COMPENSATION

Stock Options

In accordance with Financial Accounting Standards Board Statement ("FASB") No. 123R, the Company uses the Black-Scholes option pricing method to determine the fair value of each option granted and the amount is recognized as additional expense in the statement of earnings over the vesting period of the option. The fair value of each option granted has been estimated using the following average assumptions:

	2006	2005

Risk free interest rate	3.98%	-
Expected holding period	3 years	-
Share price volatility	75%	-
Estimated annual common share dividend	-	-

For options granted during 2006, the fair value totaled $1,082,000. The amount of share-based compensation expense recorded during the year is estimated to be $ 69,169 (2005 - Nil) and which amount has been credited to Contributed Surplus. The balance of the fair value of the options to be expensed in future periods is $1,012,831 over a vesting period of three years.

11. INCOME TAXES

The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes, which requires the establishment of deferred tax assets and liabilities for the recognition of future deductions or taxable amounts and operating loss and tax credit carry forwards. Deferred federal income tax expense or benefit is recognized as a result of the change in the deferred tax asset or liability during the year using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amounts that will more likely than not be realized.

The Company's provision for income taxes reflects the U.S. federal income taxes calculated at the federal statutory rate of 35%, U.S. state taxes calculated at the statutory rate of 7% net of any federal income tax benefit and the Canadian taxes calculated at their federal and provincial combined rates of 41% net of any U.S. federal income tax benefits. These rates closely approximate the Company's respective effective tax rates.

At December 31, 2006, the Company's deferred tax asset is attributable to its net operating loss carry forward of approximately $647,000 (2005 - $400,000), which will expire if not utilized in 2026. Of this amount, approximately $397,000 (2005 - $139,000) is attributable to the Company's Canadian operations. As reflected below, this benefit has been fully offset by a valuation allowance based on management's determination that it is not more likely than not that some or all of this benefit will be realized.

For the years ended December 31, 2006 and 2005 and for the cumulative period April 7, 2004 (Date of Inception) to December 31, 2006, a reconciliation of income tax benefit at the U.S. federal statutory rate to income tax benefit at the Company's effective tax rates is as follows.

	2006	2005	Cumulative

Income tax benefit at statutory rate	$1,080,000	$397,000	$1,499,000
Permanent Differences	(132,000)	(280,000)	(412,000)
State tax benefit, net of federal taxes	1,000	8,000	12,000
Foreign taxes, net of federal benefit	12,000	(2,000)	15,000
Change in valuation allowance	(961,000)	(123,000)	(1,114,000)

Income tax benefit at effective rate	$-	$-	$-

Deferred tax assets (liabilities) at December 31 are comprised of the following:

	2006	2005

Deferred tax assets
Deferred costs	$443,000	$-
Stock-based compensation expense	24,000	-
Net operating loss carryover	647,000	153,000

Total deferred tax asset	1,114,000	153,000
Deferred tax liabilities
Capital Assets	-	-
	1,114,000	153,000
Less valuation allowance for net deferred tax asset	(1,114,000)	(153,000)

Net deferred tax asset	$-	$-

12. LOSS PER SHARE

A reconciliation of the numerator and denominator of basic and diluted loss per share is provided as follows:

	2006	2005 (As Restated – Note 2)
Numerator:
Numerator for basic and diluted loss per share Net Loss	(2,867,374)	(1,133,790)

Denominator:
Denominator for basic and diluted loss per share Weighted average shares outstanding	69,730,124	474,028

Basic and diluted loss per share	$(0.04)	$(2.39)

13. FINANCIAL INSTRUMENTS

The Company, as part of its operations, carries a number of financial instruments. It is management's opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments except as otherwise disclosed.

The Company's financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities are carried at values that approximate their fair values due to their relatively short maturity periods.

14. RELATED PARTY TRANSACTIONS

Officers and Directors of the Company purchased 10,200,000 common shares of the Company on December 22, 2005 at $0.02 per share for $204,000. These shares were not issued by the transfer agent until January 13, 2006 and were reflected in shareholders' equity as part of the caption "Shares to be Issued" at December 31, 2005.

A director of the Company purchased 50,000 common shares of the Company on December 28, 2005at $.50 per share for $25,000. These shares were not issued by the Transfer Agent until January 13, 2006 and were reflected in shareholders' equity as part of the caption "Shares To Be Issued" at December 31, 2005.

During the year ended December 31, 2006, the Company issued 2,000,000 common shares of the Company in consideration for corporate development services rendered to the Company by an individual, whom beneficially owns 9.3% of the Company. The shares were valued at market price of $.05 per share and were recorded as General and Administrative Expense and an addition to Additional Paid in Capital.

For the year ended December 31, 2006, the Company paid $83,259 (2005 - $40,744) to Sicamous Oil & Gas Consultants Ltd., a company owned by the President & Chief Operating Officer of the Company for consulting services rendered and were recorded in General and Adminisrative Expenses.

For the year ended December 31, 2006, the Company paid $53,247 (2005 - $27,897) to MHC Corp., a company owned by the Chief Executive Officer of the Company for consulting services rendered and were recorded in General and Adminisrative Expenses.

For the year ended December 31, 2006, the Company paid $29,508 (2005 - $ nil) to the Chief Financial Officer of the Company for services rendered and were recorded in General and Adminisrative Expenses.

During the year ended December 31, 2006, the Company paid $61,087 (2005 - $131,156) to companies which beneficially own 9.3% (2005 - 9.1%) of the Company for investor relations services. Of this amount, investor relations services in the amount of $61,087 (2005 - $54,793) are included in Administrative Expenses and private placement commissions of $ Nil (2005 - $26,363) are included as share issue costs in Additional Paid In Capital.

These related party transactions were in the normal course of business and agreed to by the related parties and the Company based on negotiations and Board approval and accordingly had been measured at the exchange amounts.

As at December 31, 2006, no amounts were owing to any related parties for services rendered.

15. SEGMENTED INFORMATION

The Company's geographical segmented information is as follows:

	Year Ended December 31, 2006
	U. S.	Canada	Total
Revenue	$-	27,134	27,134
Net Loss	20,668	2,846,706	2,867,374
Capital Assets	564,835	761,221	1,326,056

Total Assets	650,953	2,056,122	2,707,075
2006 Capital Expenditures	432,835	2,002,915	2,435,750

	Year Ended December 31, 2005
	U. S.	Canada	Total
Revenue	$-	-	-
Net Loss	-	1,133,790	1,133,790
Capital Assets	132,000	132,904	264,904

Total Assets	132,000	424,330	556,330
2005 Capital Expenditures	132,000	134,139	266,139

16. SUBSEQUENT EVENTS

Thunder Acquisition

Subsequent to December 31, 2006, the Company entered into an agreement with certain shareholders of Thunder River Energy, Inc. ("Thunder") whereby the Company has agreed to acquire no less than 57% of the outstanding common shares of Thunder in consideration for options granted to the Thunder shareholders to acquire 6,867,412 common shares of the Company at an issue price of $1.75 per common share. It is estimated that a definitive agreement between the Company, Thunder and the Thunder shareholders will be executed following the completion of due diligence in early April, 2007. The exchange of shares and resultant acquisition by the Company of control of Thunder contemplated by the agreements will be subject to certain conditions being met by the closing date of the definitive agreement. Included in such conditions will be the completion of audited financial statements of Thunder for the period from July 1, 2004 to December 31, 2006 and the approval of the transaction by the shareholders of the Company and Thunder and other regulatory bodies as required in Canada and the United States. Thunder is an Alberta company with undeveloped oil and gas properties in the Northwest Territories of Canada and New Mexico.

Financings

Subsequent to December 31, 2006, the Company closed the following private placement financings for 580,000 units. Each unit consists of one common share of the Company and one warrant. Each warrant entitles the warrant holder to exchange one warrant for one common share at a price of $2.50 until June 30, 2008 and $3.50 from July 1, 2008 to June 30, 2011.

	Number of Units	Price Per Unit	Number of Common Shares	Number of Warrants	Gross Proceeds	Issue Costs	Net Proceeds

January, 2007	200,000	$1.25	200,000	200,000	$250,000	$23,810	$226,190

February, 2007	220,000	$1.25	220,000	220,000	$275,000	$26,190	$248,810
March, 2007	160,000	$1.25	160,000	160,000	$200,000	$16,000	$184,000

	580,000		580,000	580,000	$725,000	$66,000	$659,000

Unaudited Consolidated Balance Sheet as of June 30, 2007 PART I. FINANCIAL INFORMATION

Consolidated Balance Sheets
(Development Stage Company Going Concern Uncertainty - Note 1)

	June 30	December 31
	2007	2006
	(Unaudited)	(Audited)
Assets

Current Assets:
Cash	$1,263,438	$448,346
Accounts Receivable	491,763	685,975
Prepaid Expenses and Deposits (Note 4)	253,737	196,838
	$2,008,938	$1,331,159
Other Assets (Note 5)	55,080	49,860
Capital Assets (Notes 3 and 6):
Oil & Gas Properties	7,451,861	1,270,253
Funiture & Fixtures	83,473	55,803
	7,535,334	1,326,056
	$9,599,352	$2,707,075

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts Payable	1,518,405	585,253
Accrued Liabilities	654,392	273,850
Notes Payable (Note 7)	3,000,000	-
	5,172,797	859,103

Asset Retirement Obligations (Note 8)	106,743	90,911

Deferred Income Taxes (Note 11)	55,480	-

Shareholders' Equity
Share Capital (Note 9):
Authorized:
300,000,000 (2006 - 100,000,000) Common Shares Par Value .001 Each Issued & Outstanding 93,284,368 (2006 - 89,946,468)Common Shares	93,284	89,946
Shares Issuable (Note 9)	-	538,328
Additional Paid in Capital	8,933,473	5,143,608
Deficit Accumulated During the Development Stage	(5,024,870)	(4,063,776)
Contributed Surplus (Note 10)	348,252	69,169
Other Comprehensive Gain (Loss)	(85,807)	(20,214)
	4,264,332	1,757,061
	$9,599,352	$2,707,075

(See accompanying notes to the consolidated financial statements)

KODIAK ENERGY, INC.
Unaudited Consolidated Statements of Shareholders' Equity
For the Six Months Ended June 30, 2007
(Development Stage Company Going Concern Uncertainty - Note 1)

	Number of		Additional	Deficit Accumulated During the	Accumulated Other			Total
	Common		Paid in	Development	Comprehensive	Contributed	Shares	Shareholder's
	Shares	Amount	Capital	Stage	Loss	Surplus	Issuable	Equity
Balance at Dec. 31, 2006	89,946,468	$89,946	$5,143,608	$(4,063,776)	$(20,214)	$69,169	$538,328	$1,757,061
Net loss	-	-	-	(961,094)	-	-	-	(961,094)
Foreign currency translation	-	-	-	-	(65,593)	-	-	(65,593)

Total comprehensive loss				(961,094)	(65,593)
Issuance of common stock	3,337,900	3,338	3,789,865	-	-	-	(538,328)	3,254,875

Stock-based compensation	-	-	-	-	-	279,083	-	279,083

Balance at June 30, 2007	93,284,368	$93,284	$8,933,473	$(5,024,870)	$(85,807)	$348,252	$-	4,264,332

KODIAK ENERGY, INC.
Unaudited Consolidated Statements of Operations
(Development Stage Company Going Concern Uncertainty - Note 1)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006 (Restated - Note 2)	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006 (Restated - Note 2)	Cumulative Since Inception April 7, 2004 to June 30, 2007 (Restated - Note 2)

REVENUES, net of royalties	$42	$-	$427	$-	$27,561
EXPENSES
Operating	964	-	11,600	-	25,172
General and Administrative	404,208	237,622	574,906	434,034	1,907,082
Stock-based Investor Relations Expense	-	337,500	-	337,500	337,500
Stock-based Compensation	155,269	-	279,083	-	348,252
Depletion, Depreciation and Accretion	12,622	2,879	22,143	5,148	1,530,399
Interest Expense	18,818	-	18,818	-	827,629

	591,881	578,001	906,550	776,682	4,976,034

Loss Before Other Expenses	(591,839)	(578,001)	(906,123)	(776,682)	(4,948,473)
Other Expenses (Income)
Loss from valuation adjustment	-	-	-	-	25,000
Interest Income	(267)	-	(509)	-	(4,083)
	(267)	-	(509)	-	20,917

Loss before income taxes	(591,572)	(578,001)	(905,614)	(776,682)	(4,969,390)

Provision for Deferred Income Taxes	55,480	-	55,480	-	55,480

NET LOSS	$(647,052)	$(578,001)	$(961,094)	$-	$(5,024,870)

See accompanying notes to the consolidated financial statements)

KODIAK ENERGY, INC.
Unaudited Consolidated Statements of Cash Flows
(Development Stage Company Going Concern Uncertainty - Note 1)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006 (Restated - Note 2)	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006 (Restated - Note 2)	Cumulative Since Inception April 7, 2004 to June 30, 2007 (Restated - Note 2)
OPERATING ACTIVITIES
NET LOSS	$(647,052)	$(578,001)	$(961,094)	$(776,682)	$(5,024,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, Depreciation and Accretion	12,622	2,879	22,143	5,148	1,530,398
Interest Expense	18,818	-	18,818	-	827,629
Stock-Based Investor Relations
Expense	-	337,500	-	337,500	337,500
Stock-Based Compensation	155,269	-	279,083	-	348,252
Provision for Deferred Income Taxes	55,480	-	55,480	-	55,480
Contributions to Capital	-	-	-	-	900
Loss from Valuation Adjustment	-	-	-	-	25,000
Changes in Non-Cash Working Capital (Note 16)	31,000	128,354	(79,188)	4,300	26,590

Net Cash Used In Operating Activities	(373,863)	(109,268)	(664,758)	(429,734)	(1,873,121)
Investment Activities:
Additions To Capital Assets	(3,227,253)	(523,780)	(4,895,363)	(841,162)	(7,746,810)
Additions To Other Assets	(4,508)	-	(5,220)	(4,100)	55,080)

Net Cash Used In Investment Activities	(3,231,761)	(523,780)	(4,900,583)	(845,262)	(7,801,890)

Financing Activities
Shares Issued and Issuable	1,711,098	1,811,732	3,446,026	3,043,941	8,024,256
Notes Payable	3,000,000	-	3,000,000	-	3,000,000
Net Cash Provided By Financing Activities	4,711,098	1,811,732	6,446,026	3,043,941	11,024,256

Foreign Currency Translation	(65,482)	119	(65,593)	3,092	(85,807)

Net Cash Increase	1,039,992	1,178,803	815,092	1,772,037	1,263,438
Cash beginning of period	223,446	783,885	448,346	190,651	-

Cash end of period	$1,263,438	$1,962,688	$1,263,438	$1,962,688	$1,263,438

(See accompanying notes to the consolidated financial statements)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS/For the Six Months Ended June 30,
2007 and 2006 Stated in US dollars

1. ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN UNCERTAINTY

The accompanying consolidated financial statements include the accounts of Kodiak Energy Inc. and subsidiaries (collectively "Kodiak", the "Company", "we", "us" or "our") as at June 30, 2007 and December 31, 2006 and for the three and six months ended June 30, 2007 and 2006 and for the cumulative period from April 7, 2004 (inception)until June 30, 2007, and are presented in accordance with generally accepted accounting principles in the United States of America ("U. S. GAAP").

The Company was incorporated under the laws of the state of Delaware on December 15, 1999 under the name "Island Critical Care, Corp." with authorized common stock of 50,000,000 shares with a par value of $0.001. On December 30, 2004 the name was changed to "Kodiak Energy, Inc." and the authorized common stock was increased to 100,000,000 shares with the same par value. On January 17, 2005 the Company affected a reverse split of 100 outstanding shares for one share. These consolidated financial statements have been prepared showing post split shares from inception. The Company was engaged in the development of the manufacture and distribution of medical instrumentation and it became inactive after the bankruptcy outlined below.

The Company is in the development stage and its efforts have been principally devoted to the raising of capital, organizational infrastructure development and the acquisition of oil and gas properties for the purpose of future extraction of resources.

Bankruptcy

On February 5, 2003 the Company filed a petition for bankruptcy in the District of Prince Edward Island, Division No. 01-Prince Edward Island Court No. 1713, Estate No. 51-104460, titled "Island Critical Care Corp.". The Company emerged from bankruptcy pursuant to a Bankruptcy Court Order entered on April 7, 2004 with no remaining assets or liabilities and adopted Fresh Start Accounting.

The terms of the bankruptcy settlement included the authorization for the issuance of 150,000 post split restricted common shares in exchange for $25,000, which was paid into the bankruptcy court by the recipient of the shares.

The Company emerged from bankruptcy as a development stage company.

Going Concern Uncertainty

These consolidated financial statements have been prepared assuming the Company will continue as a going concern, which presumes the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has not generated positive cash flow since inception and has incurred operating losses and will need working capital for its future planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining sufficient working capital to finance ongoing operations. The management of the Company has developed a strategy to address this uncertainty, including additional loans from officers and equity and debt financing; however, there are no assurances that any such financings can be obtained on favorable terms, if at all. These financial statements do not reflect the adjustments or reclassification of assets and liabilities that would be necessary if the Company were unable to continue its operations.

2. RESTATEMENT

In November, 2006, it was determined that it was necessary to restate the financial results for the year ended December 31, 2005 and for the periods ended March 31, 2006 and June 30, 2006. The purpose of the restatements was to correct errors found in accounting for transactions resulting from a lack of adequate procedures necessary to insure that records were maintained in reasonable detail to fairly reflect the transactions of the Company in the start up phase of operations. More specifically the errors found are outlined as follows:

*	Capitalization of items which should have been expensed under the successful efforts method of accounting for oil and gas property
*	Not recognizing the beneficial conversion feature of debt payable in common shares of the Company
*	Certain expenses paid after year end not being accrued for at period end
*	Expensing costs relating to issuance of common shares
*	Calculation errors made in the translation of Canadian operations to U.S. dollars

Effects of the restatement by line item follow:

Unaudited Consolidated Balance Sheets

	June 30, 2006 As Previously Reported	Impact of Errors	June 30, 2006 Restated
Cash	$1,869,788	$92,900	$	,962,688
Other Receivables	117,150	12,196		129,346
Prepaid Expenses	72,063	(40,602)		31,461
Total current assets	2,059,001	64,494		2,123,495

Other Assets	-	24,349		24,349

Oil & Gas Properties	1,254,074	(60,530)		1,193,544
Furniture & Fixtures	28,197	1,069		29,266
Accumulated Amortization	(4,098)	(543)		(4,641)
Total Property, Plant & Equipment	1,278,173	(60,004)		1,218,169
Total Assets	3,337,174	28,839		3,366,013

Accounts Payable	96,638	68,331		164,969
Accrued Expenses	163,297	57,358		220,655
Total Current Liabilities	259,935	125,689		385,624

Asset Retirement Obligation	53,632	(3,823)		49,809

Share Capital	89,758	1		89,759
Share Subscription Receivable	(85,000)	(5,000)		(90,000)
Additional Paid in Capital	4,108,200	801,154		4,908,354
Deficit Accumulated during the Development Stage	(1,046,152)	(926,933)		(1,973,085)
Accumulated Other Comprehensive Loss	(43,199)	38,751		(4,448)
Total Shareholders' Equity	3,023,607	(93,027)		2,930,580

Total Liabilities & Shareholders' Equity	$3,337,174	$28,839		$3,366,013

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30, 2006 As Previously Reported	Impact of Errors	Three Months Ended June 30, 2006 Restated	Six Months Ended June 30, 2006 As Previously Reported	Impact of Errors	Six Months Ended June 30, 2006 Restated
Administrative Expense	$229,432	$8,190	$237,622	$405,313	$28,721	$434,034
Loss Before Other Expense	(566,932)	(8,109)	(575,122)	(742,813)	(28,721)	(771,534)
Amortization of Furniture & Fixtures	(2,597)	(282)	(2,879)	(3,807)	(1,341)	(5,148)
Interest Income	(55)	55	-	9,970	(9,970)	-
Net Loss	$(569,584)	$(8,417)	$(578,001)	$(736,650)	$(40,032)	$(776,682)
Basic and diluted loss
per share	$(0.01)	$(0.00)	$(0.01)	$(0.02)	$(0.00)	$(0.02)

For the impact of the errors on the Cumulative Since Inception April 7, 2004 to June 30, 2006 refer to the impact of the errors in the Amended Form 10QSB/A at June 30, 2006 and including the errors noted above.

Unaudited Consolidated Statements of Cash Flows

	Three Months Ended June 30, 2006 As Previously Reported	Impact of Errors	Three Months Ended June 30, 2006 Restated	Six Months Ended June 30, 2006 As Previously Reported	Impact of Errors	Six Months Ended June 30, 2006 Restated
Operating Activities
Net Loss	$(569,584)	$(8,417)	$(578,001)	$(736,650)	$(40,032)	$(776,682)
Amortization of Furniture & Fixtures	2,597	282	2,879	3,807	1,341	5,148
Foreign Currency Translation	(105,476)	105,595	119	(1,530)	4,625	3,095
Change in Other Receivables	(86,627)	55,271	(31,356)	(110,680)	8,485	(102,205)
Change in Prepaid Expenses	8,363	19,087	27,450	(14,213)	40,602	26,389
Change in Accounts Payable	(21,750)	51,442	29,692	32,096	(21,957)	10,139
Change in Accrued Expenses	158,707	(56,139)	102,568	158,707	(47,551)	111,156
Change in Convertible Debt					(41,189)	(41,189)
Net Cash Used in Operations	(276,270)	167,121	(109,149)	(330,963)	(95,679)	(426,642)

Investment Activities
Additions to Capital Assets	(631,682)	225,873	(405,809)	(947,564)	38,961	(908,603)
Additions to Other Assets	-	(1,288)	(1,288)	-	(4,100)	(4,100)
Change in Other Receivables	-	(14,475)	(14,475)	-	(14,475)	(14,475)
Change in Accounts Payable	-	(102,208)	(102,208)	-	126,276	126,276
Change in Accrued Expenses	-	-	-	-	(44,360)	(44,360)
Net Cash Used in Investing	(631,682)	107,902	(523,780)	(947,564)	102,302	(845,262)

Financing Activities
Proceeds on Shares Issued	1,781,529	(29,797)	1,751,732	2,949,235	876,343	3,825,578
Shares to be Issued	-	-	-	-	(773,637)	(773,637)
Change in Accounts Payable	(36,713)	36,713	-	(36,713)	36,713	-
Change in Other Receivables	-	55,000	50,000	-	(18,000)	(18,000)
Change in Prepaid Expenses	-	10,000	10,000	-	10,000	10,000
Net Cash Provided by Financing	1,744,816	71,916	1,811,732	2,912,522	131,419	3,043,941

Net Cash Increase	836,864	341,939	1,178,803	1,633,995	138,042	1,772,037
Cash Beginning of Period	1,032,924	(249,039)	783,885	235,793	(45,142)	190,651
Cash End of Period	$1,869,788	$92,900	$1,962,688	$1,869,788	$92,900	$1,962,988

For the impact of the errors on the Cumulative Since Inception April 7, 2004 to June 30, 2006 refer to the impact of the errors in the Amended Form 10QSB/A at June 30, 2006 and including the errors noted above.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Kodiak Petroleum ULC, Kodiak Petroleum (Montana), Inc., and Kodiak Petroleum (Utah), Inc. All intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about allowances for valuation of deferred tax assets. Accounts receivable are stated after evaluation as to their collectability and an appropriate allowance for doubtful accounts is provided where considered necessary. The provision for asset retirement obligation, depletion, as well as management's impairment assessment on its oil and gas properties and other long lived assets are based on estimates and by their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in these estimates, in future periods, could be significant. These estimates and assumptions are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Joint Venture Operations

In instances where the Company's oil and gas activities are conducted jointly with others, the Company's accounts reflect only its proportionate interest in such activities.

Oil and Gas Properties

Under the full cost method of accounting for oil and gas operations all costs associated with the exploration for and development of oil and gas reserves are capitalized on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, production equipment and overhead charges directly related to acquisition, exploration and development activities. Proceeds from the sale of oil and gas properties are applied against capitalized costs with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and depreciation in a particular country, in which case a gain or loss on disposal is recorded.

Capitalized costs within each country are depleted and depreciated on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. Oil and gas reserves and production are converted into equivalent units on the basis of 6,000 cubic feet of natural gas to one barrel of oil. Depletion and depreciation is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future costs to be incurred in developing proved reserves, net of estimated salvage value.

An impairment loss is recognized in net earnings if the carrying amount of a cost center exceeds the "cost center ceiling". The carrying amount of the cost center includes the capitalized costs of proved oil and natural gas properties, net of accumulated depletion and deferred income taxes and the cost center ceiling is the present value of the estimated future net cash flows from proved oil and natural gas reserves discounted at ten percent (net of related tax effects) plus the lower of cost or fair value of unproved properties included in the costs being amortized (and/or the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves).

Costs of acquiring and evaluating unproved properties and major development projects are initially excluded from the depletion and depreciation calculation until it is determined whether or not proved reserves can be assigned to such properties. Costs of unproved properties and major development projects are transferred to depletable costs based on the percentage of reserves assigned to each project over the expected total reserves when the project was initiated. These costs are assessed periodically to ascertain whether impairment has occurred.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of assets is provided by use of a declining balance method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

Asset Retirement Obligations

The Company recognizes a liability for asset retirement obligations in the period in which they are incurred and in which a reasonable estimate of such costs can be made. Asset retirement obligations include those legal obligations where the Company will be required to retire tangible long-lived assets such as producing well sites. The asset retirement obligation is measured at fair value and recorded as a liability and capitalized as part of the cost of the related long-lived asset as an asset retirement cost. The asset retirement obligation accretes until the time the asset retirement obligation is expected to settle while the asset retirement costs included in oil and gas properties are amortized using the unit-of-production method.

Amortization of asset retirement costs and accretion of the asset retirement obligation are included in depletion, depreciation and accretion. Actual asset retirement costs are recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded in depletion, depreciation and accretion.

Environmental

Oil and gas activities are subject to extensive federal, provincial, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. To date, the Company has not recognized any environmental obligations as production has been insignificant and we have not actively produced since October, 2006.

Income Taxes

Income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Stock-Based Compensation

The Company records compensation expense in the Consolidated Financial Statements for share based payments using the fair value method pursuant to Financial Accounting Standards Board Statement ("FASB") No. 123R. The fair value of share-based compensation to employees will be determined using an option pricing model at the time of grant. Fair value for common shares issued for goods or services rendered by non-employees are measured based on the fair value of the goods or services received. Stock-based compensation expense is included in general and administrative expense with a corresponding increase to Contributed Surplus. Upon the exercise of the stock options, consideration paid together with the previously recognized contributed surplus is recorded as an increase in share capital.

Foreign Currency Translation

The functional currency for the Company's foreign operations is the Canadian dollar. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, while income, expenses and cash flows are translated at the average exchange rates for the period. The resulting translation adjustments are recorded as a component of other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income/expenses.

Revenue Recognition

Revenues from the sale of petroleum and natural gas are recorded when title passes from the Company to its petroleum and/or natural gas purchaser and collectability is reasonably assured.

Loss Per Common Share

Basic earnings/loss per common share is computed by dividing net earnings/loss by the weighted average number of common shares outstanding for the period. Diluted earnings/loss per common share is computed after giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants, contingent stock, conversion of debentures and preferred stock outstanding. The dilutive effect of potential common shares is not considered in the EPS calculations for these periods if the impact would have been anti-dilutive.

4. PREPAID EXPENSES AND DEPOSITS

Included in Prepaid Expenses and Deposits is an amount of $186,924 (December 31, 2006 - $170,884) representing the Company's share of a refundable Northwest Territories work deposit with Indian & Northern Affairs Canada.

5. OTHER ASSETS

Other assets represent long term deposits required by regulatory authorities for environmental obligations relating to well abandonment and site restoration activities.

	June 30, 2007	December 31, 2006
Alberta Energy and Utility Board Drilling Deposit	$26,583	$23,808
Alberta Energy Royalty Deposit	4,394	4,074
British Columbia Oil and Gas Commission Deposit	24,103	21,978
	$55,080	$49,860

6. CAPITAL ASSETS

	Cost	Accumulated Depreciation and Depletion	Net Book Value June 30, 2007
Oil and Gas Properties:

Canada	$8,338,633	$1,476,657	$6,861,976
United States	589,885	-	589,885

Sub-total	8,928,518	1,476,657	7,451,861
Furniture and Fixtures	115,408	31,935	83,473

Total	$9,043,926	$1,508,592	$7,535,334

	Cost	Accumulated Depreciation and Depletion	Net Book Value December 31, 2006

Oil and gas Properties:

Canada	$2,182,075	$1,476,657	$705,418
United States	564,835	-	564,835

Sub-total	2,746,910	1,476,657	1,270,253

Furniture and Fixtures	69,564	13,761	55,803

Total	$2,816,474	$1,490,418	$1,326,056

During the six months ended June 30, 2007, the Company capitalized $45,169 (December 31, 2006 - $ Nil) of general and administrative personnel costs attributable to acquisition, exploration and development activities.

Unproved Properties

Included in oil and gas properties are costs of $7,857,400 (December 31, 2006 - $866,152) related to Canadian unproved properties and $589,885 (December 31, 2006 - $564,835) related to United States unproved properties, valued at cost, that have been excluded from costs subject to depletion.

Ceiling Test

The Company has performed ceiling tests for its Canadian and United States geographical cost centers and has determined that no impairment exists as at June 30, 2007. As at December 31, 2006, it was determined that impairment existed in the Canadian cost center and consequently, a write-down of $1,419,946 was recorded as depletion and depreciation expense.

7. DEBT

Notes Payable

During the second quarter of 2007, the Company received $3,000,000 in advances from a European lender with whom the Company is negotiating a line of credit facility. These advances bear interest at 9 1/2% per annum and are unsecured. As at June 30, 2007, interest of $18,818 has been accrued.

Convertible Debt

Debt of $41,189 as at December 31, 2005 was non-interest bearing and convertible to common shares of the Company pursuant to the stock for services compensation plan. A beneficial conversion feature of $808,811 was calculated on the debt for the year ended December 31, 2005 representing the difference between the conversion price and the fair value of the common stock at the commitment date. This amount is recorded as interest expense and an increase in additional paid in capital. The Company issued 1,000,000 shares in January, 2006 to settle this debt pursuant to the stock for services compensation plan. Debt was reduced by $41,189 and Shares Issued increased by $1,000 and Additional Paid-in Capital increased by $40,189.

8. ASSET RETIREMENT OBLIGATIONS

Changes in the carrying amounts of the asset retirement obligations associated with the Company's oil and natural gas properties are as follows:

Asset Retirement Obligations, December 31, 2005	$-
Obligations incurred	86,193
Accretion	4,718
Asset retirement obligations, December 31, 2006	90,911
Obligations incurred	11,796
Accretion	4,036
Asset retirement obligations, June 30, 2007	$106,743

At June 30, 2007, the estimated total undiscounted amount required to settle the asset retirement obligations was $ 166,551 - (December 31, 2006 - $97,472). These obligations will be settled at the end of the useful lives of the underlying assets, which currently extends up to 8 years into the future. This amount has been discounted using a credit adjusted risk-free interest rate of 7.5% and a rate of inflation of 2.5%.

9. SHARE CAPITAL

Authorized:
June 30, 2007 and December 31, 2006 - 300,000,000 common shares at $0.001 par value

At the annual general meeting held on July 18, 2006, the shareholders of the Company voted in favor of increasing the authorized common shares to 300,000,000.

The following share capital transactions occurred during the periods:

Issued	Number	Par Value	Additional Paid in Capital
Balance December 31, 2005	474,028	$474	$834,561
Private Placement, net of costs(a)	16,000,000	16,000	756,655
Private Placement, net of costs(b)	933,324	933	1,259,067
Issued for service(c)	1,000,000	1,000	40,189
2:1 Stock split(d)	18,407,352	18,407	(18,407)
Issued for service, net of costs(e)	7,500,000	7,500	314,474
2:1 Stock split(f)	44,314,714	44,315	(44,315)
Private Placement, net of costs(g)	1,130,000	1,130	1,766,130
Private Placement, net of costs(h)	187,050	187	235,254
Balance December 31, 2006	89,946,468	89,946	5,143,608
Private Placement, net of costs (h)	30,000	30	38,298
Private Placement, net of costs (i)	440,000	440	499,560
Private Placement, net of costs (j)	420,000	420	474,580
Private Placement, net of costs (k)	2,447,900	2,448	2,777,427
Balance June 30, 2007	93,284,368	$93,284	$8,933,473

Shares to be Issued	2007		2006
	Number	Value	Number	Value

Opening Balance	470,000	$538,328	16,000,000	$773,637
Issued during the period	(470,000)	(538,328)	(16,000,000)	(773,637)
Private Placement, net of costs (h)	-	-	30,000	38,768
Private Placement, net of costs (i)	-	-	440,000	499,560

Closing Balance	-	$-	470,000	$538,328

(a) On January 13, 2006, 16,000,000 shares of common stock were issued pursuant to two private placements that closed December 22, 2005 (13,650,000 shares for gross proceeds of $300,000) and December 30, 2005 (910,000 shares, for gross proceeds of $500,000) respectively, recorded as "Shares Issuable" at December 31, 2005 in the amount of $773,637 (net of share issue costs of $26,363) as the share certificates were not issued until January 13, 2006.

(b) In January, 2006, the Company closed a private placement for 933,324 common shares at a price of $1.50 per share for gross proceeds of $1,400,000. Share issue costs associated with this private placement totaled $140,000.

(c) In January, 2006, the Company issued 1,000,000 shares to settle debt of $41,189 pursuant to the stock for services compensation plan. A beneficial conversion feature of $808,811 was calculated on the debt for the year ended December 31, 2005 representing the difference between the conversion price and the fair value of the common stock at the commitment date. This amount was recorded as interest expense and an increase in additional paid in capital for the year ended December 31, 2005.

(d) On February 20, 2006 the Company's stock split forward by paying a stock dividend to our existing shareholders. All shareholders of record on February 14, 2006 received 1 dividend share for every share they owned amounting to 18,407,362 shares of common stock issued.

(e) During 2006, the Company issued 7,500,000 common shares, pursuant to an S8 registration, for services provided to the Company that have been recorded under the provisions of SFAS No. 123R relating to transactions with non-employees where the fair value of the investor relations services rendered has been recorded as General & Administrative Expense and an increase in Additional Paid In Capital (less share issue costs of $15,526. The recorded value of the transaction was $337,500 and was based on the value of the invoices rendered for the services provided and an allowance for the lack of liquidity in the market for the Company's common shares. These transactions were in the normal course of business and agreed to by the non-employees and the Company based on negotiation and accordingly had been measured at the exchange amounts.

(f) On May 1, 2006 the Company's stock split forward by paying a stock dividend to our existing shareholders. All shareholders of record on April 28, 2006 received 1 dividend share for every share they owned amounting to 44,314,714 shares of common stock issued.

(g) In June 2006 the Company closed a private placement for 1,130,000 units at a price of $1.70 per unit for gross proceeds of $1,921,000. Each unit entitled the subscriber to one common share of the Company and one warrant. Share issue costs associated with this private placement totaled $153,740. Each warrant entitles the warrant holder to exchange one warrant for one common share at a price of $2.70 until June 30, 2008 and for $3.50 until June 30, 2009.

(h) In December 2006, the Company closed private placements for 54,375 units (217,050 common shares) at a price per unit of $6.40 Cdn. ($1.60 Cdn. per share) for aggregate proceeds of $348,000. Each unit entitles the subscriber to three flow-through common shares and one common share. The flow-through shares entitle the holder to a Canadian Exploration Expense deduction under the Canada Income Tax Act. Of these shares, 30,000 were classified, net of share issue costs of $38,328, as Shares To Be Issued as at December 31, 2006 as the share certificates were not issued until February, 2007.

(i) On December 22, 2006, the Company received proceeds for a private placement of 440,000 units at a price of $1.25 per unit that closed on February 20, 2007 for gross proceeds of $550,000. Each unit entitled the subscriber to one common share of the Company and one warrant. These common shares were classified, net of share issue costs of $50,000, as Shares To Be Issued as at December 31, 2006 as the share certificates were not issued until January, 2007. Each warrant entitles the warrant holder to exchange one warrant for one common share at a price at a price of $1.50 until December 22, 2008.

(j) On February 20, 2007, the Company closed a private placement for 420,000 units at a price of $1.25 per unit for gross proceeds of $525,000. Each unit entitled the subscriber to one common share of the Company and one warrant. Each warrant entitles the warrant holder to exchange one warrant for one common share at a price at a price of $1.50 until February 20, 2009. Share issue costs associated with this private placement totaled $50,000.

(k) On May 10, 2007, the Company closed a private placement for 2,447,900 units at a price of $1.25 per unit for gross proceeds of $3,059,875. Each unit entitled the subscriber to one common share of the Company and one warrant. Each warrant entitles the warrant holder to exchange one warrant for one common share at a price at a price of $1.50 until May 10, 2009. Share issue costs associated with this private placement totaled $280,000.

At June 30, 2007, the following common shares were reserved for issuance:

	Exercise Price ($)	Equivalent Shares Outstanding	Average Years to Expiry	Weighted Option Shares Vested

Stock Option Plan	$1.28-$1.75	1,805,000	4.45	Nil
June 2006 Warrants	$2.70-$3.50	1,130,000	4.00	-
February 2007 Warrants	$1.50	860,000	1.64	-
May 2007 Warrants	$1.50	2,447,900	1.86	-

Pursuant to private placements in 2006 and 2007, the Company had 4,437,900 warrants outstanding as of June 30, 2007 (December 31, 2006 - 1,570,000). Each of the 1,130,000 June 2006 warrants entitles the warrant holder to exchange one warrant for one common share at a price of $2.70 until June 30, 2008 and $3.50 from July 1, 2008 to June 30, 2011. Each of the 860,000 February 2007 warrants entitles the warrant holder to exchange one warrant for one common share at a price of $1.50 until February 20, 2009. Each of the 2,447,900 May 2007 warrants entitles the warrant holder to exchange one warrant for one common share at a price of $1.50 until May 10, 2009.

The Company has a stock option plan under which it may grant options to its directors, officers, employees and consultants for up to a maximum of 10% of its issued and outstanding common shares at market price at the date of grant for up to a maximum term of five years. Options are exercisable equally over the first three years of the term of the option. As at June 30, 2007, none of the outstanding options were exercised. On October 23, 2006, the Company granted options for 1,000,000 common shares to five directors of the Company. Also on October 23, 2006 the Company granted options for 280,000 common shares to an officer of the Company, which options were cancelled in December 2006. On December 1, 2006, the Company granted options for 125,000 common shares to a consultant of the Company. During the first half of 2007, the Company granted options for 680,000 common shares to an officer, a consultant of the Company and to three senior advisors of the Company.

A summary of the status of the stock option plan is as follows:

	Expiry Date	Number of Option Shares	Weighted Average Exercise Price

Balance December 31, 2006 and 2005		-	-

Options Granted October 23, 2006	Oct 23/11	1,280,000	$1.50
Options Cancelled		(280,000)	$1.50
Options Granted December 1, 2006	Dec 1/11	125,000	$1.28
Balance December 31, 2006		1,125,000	$1.48
Options Granted January 3, 2007	Jan 3/12	280,000	$1.29
Options Granted February 1, 2007	Feb 1/12	100,000	$1.35
Options Granted April 2, 2007	Apr 2/12	300,000	$1.75

Balance June 30, 2007		1,805,000	$1.49

10. STOCK-BASED COMPENSATION

Stock Options

In accordance with Financial Accounting Standards Board Statement ("FASB") No. 123R, the Company uses the Black-Scholes option pricing method to determine the fair value of each option granted and the amount is recognized as additional expense in the statement of earnings over the vesting period of the option. The fair value of each option granted has been estimated using the following average assumptions:

	2007	2006

Risk free interest rate	3.98-4.62%	3.98%
Expected holding period	3 years	3 years
Share price volatility	75%	75%
Estimated annual common share dividend	-	-

For options granted during the six months ended June 30, 2007, the fair value totaled $786,345 (December 31, 2006 - $ 1,082,000). The amount of share-based compensation expense recorded during the six months ended June 30, 2007 is estimated to be $ 279,083 (December 31, 2006 - $69,169) and which has been credited to Contributed Surplus. The balance of the fair value of the options to be expensed in future periods is $1,520,093 (December 31, 2006 -$1,012,831) over a vesting period of three years.

Contributed Surplus

2006 stock-based compensation expense	$69,169
Balance December 31, 2006	69,169
2007 stock-based compensation expense	279,083

Balance June 30, 2007	$348,252

11. INCOME TAXES

At June 30, 2007, the Company's deferred tax asset is attributable to its net operating loss carry forward of approximately $1,283,000 (December 31, 2006 - $647,000), which will expire if not utilized in the years 2024, 2025 and 2026. Of this amount, approximately $400,000 (December 31, 2006 - $397,000) is attributable to the Company's Canadian operations. As reflected below, this benefit has been fully offset by a valuation allowance based on management's determination that it is not more likely than not that some or all of this benefit will be realized.

For the periods ended June 30, 2007, December 31, 2006 and for the cumulative period April 7, 2004 (Date of Inception) to June 30, 2007, a reconciliation of income tax benefit at the U.S. federal statutory rate to income tax benefit at the Company's effective tax rates is as follows.

	2007	2006	Cumulative
Income tax benefit at statutory rate	$316,000	$1,080,000	$1,816,000
Permanent Differences	(47,000)	(132,000)	(459,000)
State tax benefit, net of federal taxes	(17,000)	1,000	(6,000)
Foreign taxes, net of federal benefit	-	12,000	15,000
Change in valuation allowance	(252,000)	(961,000)	(1,366,000)

Income tax benefit at effective rate	$-	$-	$-

Deferred tax assets (liabilities) at June 30, 2007 and December 31, 2006 are comprised of the following:

	2007	2006
Deferred tax assets
Deferred costs	$19,000	$443,000
Deferred deduction on stock-based Compensation expense	121,000	24,000
Net operating loss carryover	1,281,000	647,000

Total deferred tax asset	1,421,000	1,114,000

Canadian Deferred Tax liability	55,000	-

	1,366,000	1,114,000
Less valuation allowance for net deferred tax asset	(1,366,000)	(1,114,000)

Net deferred tax asset	$-	$-

12. LOSS PER SHARE

A reconciliation of the numerator and denominator of basic and diluted loss per share is provided as follows:

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006 (as Restated - Note 2)	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006 (as Restated - Note 2)

Numerator:
Numerator for basic and diluted loss per share

Net Loss	$(647,052)	$(578,001)	$(961,094)	$(776,682)

Denominator:
Denominator for basic loss per share
Weighted average shares outstanding	92,680,982	73,115,017	91,728,572	48,682,635

Denominator for diluted loss per share
Weighted average shares outstanding	95,891,140	73,115,017	94,884,524	48,682,635

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.02)

13. FINANCIAL INSTRUMENTS

The Company, as part of its operations, carries a number of financial instruments. It is management's opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments except as otherwise disclosed.

The Company's financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities and notes payable are carried at values that approximate their fair values due to their relatively short maturity periods.

14. RELATED PARTY TRANSACTIONS

Officers and Directors of the Company purchased 10,200,000 common shares of the Company on December 22, 2005 at $0.02 per share for $204,000. These shares were not issued by the transfer agent until January 13, 2006 and were reflected in shareholders' equity as part of the caption "Shares to be Issued" at December 31, 2005.

A director of the Company purchased 50,000 common shares of the Company on December 28, 2005 at $.50 per share for $25,000. These shares were not issued by the Transfer Agent until January 13, 2006 and were reflected in shareholders' equity as part of the caption "Shares To Be Issued" at December 31, 2005.

During the year ended December 31, 2006, the Company issued 2,000,000 common shares of the Company in consideration for corporate development services rendered to the Company by an individual, whom beneficially owns 9.3% of the Company. The shares were valued at market price of $.05 per share 90,000 and were recorded as General and Administrative Expense and an addition to Additional Paid in Capital.

For the six months ended June 30, 2007, the Company paid $49,610 (2006 - $41,003), including $9,949 owing as at June 30, 2007 (December 31, 2006 - $ nil) to Sicamous Oil & Gas Consultants Ltd., a company owned by the President & Chief Operating Officer of the Company for consulting services rendered to the Company. These amounts were charged to General and Administrative Expense.

For the six months ended June 30, 2007, the Company paid $26,523 (2006 - $26,837), including $4,693 owing as at June 30, 2007 (December 31, 2006 - $ nil) to MHC Corp., a company owned by the Chief Executive Officer of the Company for consulting services rendered to the Company. These amounts were charged to General and Administrative Expense.

For the six months ended June 30, 2007, the Company paid $27,377, (2006 - $ nil), including $9,949 owing as at June 30, 2007 (December 31, 2006 - $ nil) to Harbour Oilfield Consulting Ltd., a company owned by the Vice President - Operations of the Company for consulting services rendered to the Company. These amounts were charged to General and Administrative Expense.

For the six months ended June 30, 2007, the Company paid $56,374 (2006 - $ nil), including $8,364 owing as at June 30, 2007 (December 31, 2006 - $ nil) to the Chief Financial Officer of the Company for services rendered to the Company. These amounts were charged to General and Administrative Expense.

During the year ended December 31, 2006, the Company paid $61,087 (2005 - $131,156) to companies which beneficially own 9.3% (2005 - 9.1%) of the Company for investor relations services. Of this amount, investor relations services in the amount of $61,087 (2005 - $54,793) are included in Administrative Expenses and private placement commissions of $ Nil (2005 - $26,363) are included as share issue costs in Additional Paid In Capital.

These related party transactions were in the normal course of business and agreed to by the related parties and the Company based on negotiations and Board approval and accordingly had been measured at the exchange amounts.

As at June 30, 2007 and December 31, 2006, no other amounts were owing to any related parties for services rendered.

15. SEGMENTED INFORMATION

The Company's geographical segmented information is as follows:

	Three Months Ended June 30, 2007			Six Months Ended June 30, 2007
	U. S.	Canada	Total	U. S.	Canada	Total
Revenue	$-	42	42	-	427	427
Net Loss	9,927	581,645	591,572	12,556	893,058	905,614
Capital Assets	589,885	6,945,449	7,535,334	589,885	6,945,449	7,535,334
Total Assets	678,645	8,920,707	9,599,352	678,645	8,920,707	9,599,352
Capital Expenditures	25,050	1,732,883	1,757,933	25,050	6,190,539	6,215,589

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006
	U. S.	Canada	Total	U. S.	Canada	Total
Revenue	$-	-	-	-	-	-
Net Loss	2,488	575,513	578,001	2,668	774,014	776,682
Capital Assets	132,000	1,086,169	1,218,169	132,000	1,086,169	1,218,169
Total Assets	139,332	3,226,681	3,366,013	139,332	3,226,681	3,366,013
Capital Expenditures	-	405,870	405,870	-	908,603	908,603

16. CHANGES IN NON-CASH WORKING CAPITAL

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Cumulative Since Inception April 7, 2004 to June 30, 2007

Operating Activities:
Accounts Receivable	$19,030	(31,356)	(23,283)	(102,195)	(56,119)
Prepaid Expenses	3,501	27,450	(23,268)	26,389	(71,163)
Accounts Payable	22,835	29,692	7,150	10,139	120,555
Accrued Liabilities	30,696	102,658	(39,787)	111,156	33,317
Convertible Debt	-	-	-	(41,189)	-

Total	$31,000	128,354	(79,188)	4,300	26,590

17. SUBSEQUENT EVENTS

Thunder Acquisition

In February, 2007, the Company entered into a letter of intent with certain shareholders of Thunder River Energy, Inc. ("Thunder") whereby the Company had agreed to acquire no less than 57% of the outstanding common shares of Thunder in consideration for options granted to the Thunder shareholders to acquire 6,867,412 common shares of the Company at an issue price of $1.75 per common share. Thunder is an Alberta company with undeveloped oil and gas properties in the Northwest Territories of Canada and New Mexico. On July 11, 2007, the Company entered into a binding letter agreement, superseding the February letter of intent, with Thunder and CIMA Holdings, Inc.("CIMA"), a subsidiary of Thunder, under the terms of which the Company will acquire 100% of Thunder's interest in its EL 413 Exploration License in the Northwest Territories and 100% of CIMA's interest in their New Mexico properties in consideration for $1 million cash and up to $26 million in common shares of the Company based on a per share value of $2.00.

The cash consideration will be paid - $100,000 cash as at the date of the letter of intent, which amount has been paid and $900,000 cash as at the closing date of a definitive agreement. The common shares consideration will be issued - 7 million shares valued at $14 million as at the closing date of the definitive agreement and 6 million shares, valued at $12 million if, as, and when certain performance milestone dates are achieved, including 2 million shares upon completion of a 2007/08 seismic program by June 30, 2008; 1 million shares upon the spudding of a shallow depth well (1,500 meters TD) by March 31, 2009; 1.5 million shares upon the spudding of a medium depth well (2,500 meters TD) before lease expiry in 2009 and 1.5 million shares upon conversion of any part of EL 413 to a Significant Discovery Lease. If, as a result of the Company's exploration and development activities on the acquired properties, reserves in place exceed 100 million barrels, then, for each excess 10 million barrels in place, 100,000 additional shares could be issued, up to a maximum of 5 million additional shares.

Notes Payable

Subsequent to June 30, 2007, the Company received an additional $200,000 in advances under the Notes Payable referred to in Note 7.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law (‘‘DGCL’’), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act of 1933. Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the DGCL, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$1,458.08
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses.	8,000.00
Financial Printing and Engraving.	1,000.00
Blue Sky Fees and Expenses.	2,500.00
Miscellaneous.	2,041.92
TOTAL	$25,000.00

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

On January 13, 2006, the Company issued in an offering 16,000,000 shares of common stock pursuant to two offerings that closed December 22, 2005 (13,650,000 shares for gross proceeds of $300,000) and December 30, 2005 (910,000 shares, for gross proceeds of $500,000), respectively.  The offering was made pursuant to Regulation S exclusively to Canadian investors.  The shares were issued as restricted stock to the investors.

In January 2006, the Company issued in an offering 933,324 shares of common stock at a price of $1.50 per share for gross proceeds of $1,400,000.  The Company paid commissions, in cash of $140,000.  The offering was made pursuant to Regulation S exclusively to Canadian and European investors.  The shares were issued as restricted stock to the investors.

In January 2006, the Company issued 1,000,000 shares to settle a debt of $41,189. A beneficial conversion feature of $808,811 was calculated on the debt for the year ended December 31, 2005 representing the difference between the conversion price and the fair value of the common stock at the commitment date. This amount was recorded as interest expense and an increase in additional paid in capital for the year ended December 31, 2005.  The holder of the debt was a sophisticated investor.  The issuance was pursuant to Section 4(2) of the Securities Act of 1933.

On July 1, 2006, the Company issued in a offering 1,130,000 units at a price of $1.70 per unit for gross proceeds of $1,921,000. Each unit entitled the subscriber to one share of common stock of the Company and one common stock purchase warrant. Share issue costs associated with this offering totaled $153,740. Each warrant entitles the warrant holder to purchase one share at an exercise price of $2.70 until June 30, 2008 and for $3.50 until June 30, 2009. The offering was made pursuant to Regulation S exclusively to Canadian and European investors.  The shares and warrants were issued as restricted stock to the investors.

In December 2006, the Company issued in an offering 54,375 units consisting of four shares, for a total of 217,050 shares of common stock at a price per unit of $6.40 Cdn. for aggregate proceeds of $348,000. Each unit consisted of three flow-through shares and one share. The flow-through shares entitle the investor, by the terms of the subscription agreement, to a Canadian Exploration Expense deduction under the Canada Income Tax Act based on Company generated tax credits. The offering was made pursuant to Regulation S exclusively to Canadians.  The shares and warrants were issued as restricted stock to the investors.

On February 20, 2007, the Company finalized an offering of 860,000 units, at a price of $1.25 per unit, for gross proceeds of $1,075,000. Each unit entitled the subscriber to one share of common stock of the Company and one common stock purchase warrant. Each warrant entitles the warrant holder to purchase one share of common stock at a price at a price of $1.50 until February 20, 2009.  The offering was made pursuant to Regulation S exclusively to Canadians.  The shares and warrants were issued as restricted stock to the investors.

On May 10, 2007, the Company issued in an offering 2,447,900 units, at a price of $1.25 per unit, for gross proceeds of $3,059,875. Each unit entitled the subscriber to one share of common stock and one common stock purchase warrant. Each warrant entitles the warrant holder to purchase one share of common stock at a price at a price of $1.50, until May 10, 2009.  The offering was made pursuant to Regulation S exclusively to Canadians.  The shares and warrants were issued as restricted stock to the investors.

On September 28, 2007, October 3, 2007, October 30, 2007 and November 1, 2007, the Company issued, in several closings of an offering, an aggregate of 6,407,670 shares of common stock, of which 4,156,000 shares were sold at a price of $2.50 and 2,251,670 shares were sold at a price of $3.00. The investors, who paid $3.00 per share acquired flow-through shares, which by the terms of the subscription agreement, give to the investor a Canadian Exploration Expense deduction under the Canada Income Tax Act based on Company generated tax credits. The offering was made pursuant to Regulation S exclusively to Canadians. The shares and warrants were issued as restricted stock to the investors.  In connection with this offering, the Company issued the following common stock purchase warrants to the selling agent, a Canadian corporation, also pursuant to Regulation S: (a) a warrant to purchase 220,480 shares of common stock at $2.50 until March 28, 2009, (b) a warrant to purchase 149,334 shares of common stock at $3.00 until March 28, 2009, (c) a warrant to purchase 26,800 shares of common stock at $3.00 until April 3, 2009, (d) a warrant to purchase 80,000 shares of common stock at $2.50 until April 30, 2009, (e) a warrant to purchase 4,000 shares of common stock at $3.00 until April 30, 2009, and (f) a warrant to purchase 32,000 shares of common stock at $3.00 until May 1, 2009.

On September 28, 2007, the Company entered into an asset acquisition agreement with Thunder River Energy, Inc. for various petroleum and natural gas assets and related data and assets.  As part of the consideration for the assets, the Company issued 7,000,000 shares to Thunder, pursuant to an offering in compliance with Regulation S, based on various representations of Thunder as to its ability to accept the shares, the non United States nature of the offering and transfer restrictions.

ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description of Document

3.1	Amendment to Certificate of Incorporation dated July 20, 2006, filed September 17, 2007*

4.1	Form of Warrant terminating June 30, 2009*

4.2	Form of Warrant terminating February 20, 2009*

4.3	Form of Warrant terminating May 10, 2009*

4.4	Form of $2.50 Warrant issued to Research Capital Corporation (September 28, 2007)*

4.5	Form of $3.00 Warrant issued to Research Capital Corporation (September 28, 2007 and October 3, 2007)*

4.6	Form of $2.50 Warrant issued to Research Capital Corporation (October 30, 2007 and November 1, 2007)*

4.7	Form of $3.00 Warrant issued to Research Capital Corporation (October 30, 2007)*

5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP***

10.1	Form of $2.50 Securities Purchase Agreement dated as of September 28, 2009 (Regulation S)*

10.2	Form of $3.00 Securities Purchase Agreement dated as of September 28, 2007 or October 3, 2007 (Regulation S – Flow-Through)*

10.3	Form of $2.50 Securities Purchase Agreement dated as of October 30, 2007 and November 1, 2007 (Regulation S)*

10.4	Form of $3.00 Securities Purchase Agreement dated as of October 30, 2007 (Regulation S – Flow-Through)*

10.5	Form of Agency Agreement with Research Capital Corporation dated September 28, 2007*

10.6	Form of Agency Agreement with Research Capital Corporation dated October 30, 2007*

10.7	Form of Asset Acquisition Agreement between the Company and Thunder River Energy, Inc. dated September 28, 2007*

10.8	Consulting Agreement between the Company and Sicamous Oil & gas Consulting Ltd. (William S. Tighe)*

10.9	Consulting Agreement between the Company and Harbour Oilfield Consulting Ltd.(Glenn Watt)*

10.10	Consulting Agreement between the Company and MHC Corporation (Mark Hlady)*

10.11	Consulting Agreement between the Company and William E. Brimacombe*

23.1	Consent of Meyers Norris Penny LLP*

23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (Contained in Exhibit 5.1)***

*	Filed herewith
**	Previously filed
***	To be filed by amendment

ITEM 28.	UNDERTAKINGS

The undersigned issuer undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)           include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           reflect in the prospectus any facts or events arising after the effective date of the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the (Calculation of Registration Fee” table in the effective registration statement;

(iii)          include any additional or changed material information regarding the plan of distribution;

(2)       For determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

(3)       File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(c)
Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	We undertake:

(1)           For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

(g)        For the purpose of determining liability under the Securities Act to any purchaser:

(1)        If the registrant is relying on Rule 430B):

(i)           Each prospectus filed by the undersigned registrant pursuant to Rule 242(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430(B) relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)       If the registrant is subject to rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Calgary, Alberta on November 13, 2007.

KODIAK ENERGY, INC.

By: /s/ William Tighe
William Tighe
President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ Mark Hlady Mark Hlady	Mark Hlady, Chairman and Chief Executive Officer	November 13, 2007

/S/ William Tighe William Tighe	William Tighe, Chief Operating Officer, President and Director	November 13, 2007

/S/ Peter Schriber Peter Schriber	Peter Schriber, Director	November 13, 2007

/S/ Glenn Watt Glenn Watt	Glenn Watt, Vice President and Director	November 13, 2007

/S/ Marvin Jones Marvin Jones	Marvin Jones, Director	November 13, 2007

/S/ William Brimacombe William Brimacombe	William Brimacombe, Chief Financial Officer	November 13, 2007

Exhibit Index

Exhibit No.	Description of Document

3.1	Amendment to Certificate of Incorporation dated July 20, 2006, filed September 17, 2007*

4.1	Form of Warrant terminating June 30, 2009*

4.2	Form of Warrant terminating February 20, 2009*

4.3	Form of Warrant terminating May 10, 2009*

4.4	Form of $2.50 Warrant issued to Research Capital Corporation (September 28, 2007)*

4.5	Form of $3.00 Warrant issued to Research Capital Corporation (September 28, 2007 and October 3, 2007)*

4.6	Form of $2.50 Warrant issued to Research Capital Corporation (October 30, 2007 and November 1, 2007)*

4.7	Form of $3.00 Warrant issued to Research Capital Corporation (October 30, 2007)*

5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP***

10.1	Form of $2.50 Securities Purchase Agreement dated as of September 28, 2009 (Regulation S)*

10.2	Form of $3.00 Securities Purchase Agreement dated as of September 28, 2007 or October 3, 2007 (Regulation S – Flow-Through)*

10.3	Form of $2.50 Securities Purchase Agreement dated as of October 30, 2007 and November 1, 2007 (Regulation S)*

10.4	Form of $3.00 Securities Purchase Agreement dated as of October 30, 2007 (Regulation S – Flow-Through)*

10.5	Form of Agency Agreement with Research Capital Corporation dated September 28, 2007*

10.6	Form of Agency Agreement with Research Capital Corporation dated October 30, 2007*

10.7	Form of Asset Acquisition Agreement between the Company and Thunder River Energy, Inc. dated September 28, 2007*

10.8	Consulting Agreement between the Company and Sicamous Oil & gas Consulting Ltd. (William S. Tighe)*

10.9	Consulting Agreement between the Company and Harbour Oilfield Consulting Ltd. (Glenn Watt)*

10.10	Consulting Agreement between the Company and MHC Corporation (Mark Hlady)*

10.11	Consulting Agreement between the Company and William E. Brimacombe*

23.1	Consent of Meyers Norris Penny LLP*

23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (Contained in Exhibit 5.1)***
______________________

*	Filed herewith
**	Previously filed
***	To be filed by amendment